Exhibit 10.1

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

February 15, 2024

among

NEWMONT CORPORATION,

The Lenders From Time To Time Party Hereto,

and

CITIBANK, N.A.,

as Administrative Agent

BANK OF MONTREAL, JPMORGAN CHASE BANK, N.A., THE BANK OF NOVA SCOTIA, BNP PARIBAS SECURITIES CORP., TD SECURITIES (USA) LLC AND BANK OF AMERICA, N.A.,

as Co-Syndication Agents

CITIBANK, N.A., JPMORGAN CHASE BANK, N.A., BMO CAPITAL MARKETS CORP., THE BANK OF NOVA SCOTIA, BNP PARIBAS SECURITIES CORP., TD SECURITIES (USA) LLC and BOFA SECURITIES, INC., each in its capacity as joint lead arranger and joint bookrunner

ARTICLE I

Definitions

Section 1.01.	Defined Terms	1
Section 1.02.	Classification of Loans and Borrowings	28
Section 1.03.	Terms Generally	28
Section 1.04.	Accounting Terms; GAAP	28

ARTICLE II

The Credits

ARTICLE III

Representations and Warranties

Section 3.01.	Organization; Powers	62
Section 3.02.	Authorization; Enforceability	62
Section 3.03.	Governmental Approvals; No Conflicts	63
Section 3.04.	Financial Condition; No Material Adverse Change	63

i

ARTICLE IV

Conditions

Section 4.01.	Effective Date	66
Section 4.02.	Each Credit Event	67

ARTICLE V

Affirmative Covenants

ARTICLE VI

Negative Covenants

Section 6.01.	Consolidated Indebtedness	71
Section 6.02.	Liens	71
Section 6.03.	Fundamental Changes	72
Section 6.04.	Anti-Corruption Laws	73

ARTICLE VII

Events of Default

ARTICLE VIII

The Administrative Agent

ARTICLE IX

Miscellaneous

ARTICLE X

Treatment of Loans for Purposes of Regulation U

SCHEDULES

Schedule 2.01	Commitments
Schedule 2.06	Existing Letters of Credit
Schedule 3.06	Disclosed Matters
Schedule 3.11	Disclosure
Schedule 3.13	Subsidiaries
Schedule 5.10	Post-Closing Undertakings
Schedule 6.02	Existing Liens

EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Assumption Agreement
Exhibit C	Form of U.S. Tax Certificate
Exhibit D	Form of Guarantee Agreement
Exhibit E	Form of Maturity Date Extension Request

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February 15, 2024 (this “Agreement”), among NEWMONT CORPORATION, a Delaware corporation (the “Borrower”), the Lenders from time to time party hereto and CITIBANK, N.A., as Administrative Agent.

The Borrower, the lenders from time to time party thereto and Citibank, N.A., as administrative agent, have previously entered into that certain Credit Agreement, dated as of April 4, 2019 (as amended by the First Amendment, dated as of March 30, 2021, as amended by the Second Amendment, dated as of April 14, 2023, and as further amended, restated, amended and restated, supplemented and/or otherwise modified prior to the date hereof, the “Existing Credit Agreement”).

The Borrower has requested that the Existing Credit Agreement be amended and restated in its entirety on the terms and conditions set forth herein to provide for, among other things, (i) the extension of credit in the form of Commitments under which the Borrower may obtain Revolving Loans and Letters of Credit from time to time on or after the Effective Date and prior to the Maturity Date in an aggregate principal amount at any time outstanding that will not result in the Revolving Credit Exposure exceeding $4,000,000,000 (as such amount may be increased pursuant to Section 2.09(d)) and (ii) procedures under which the Borrower may obtain Competitive Loans from the Lenders from time to time on or after the Effective Date and prior to the Maturity Date.

The Lenders and the Issuing Banks are willing to establish the credit facilities referred to in the preceding paragraph and extend credit upon the terms and subject to the conditions set forth herein. Accordingly, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01.         Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Additional Credit Assumption Agreement” means an additional credit assumption agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the Administrative Agent and one or more Additional Credit Lenders.

“Additional Credit Commitments” means the Commitment of any Lender (including any increase to a Lender’s then existing Commitment), established pursuant to Section 2.09(d), to make Loans to the Borrower.

“Additional Credit Lenders” means a Lender with Additional Credit Commitments (or a Person that will become such a Lender pursuant to Section 2.09(d)).

“Adjusted Daily Simple SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Daily Simple SOFR plus (b) the SOFR Adjustment; provided that if Adjusted Daily Simple SOFR as so determined shall ever be less than the Floor, then Adjusted Daily Simple SOFR shall be deemed to be the Floor.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means Citibank, in its capacity as administrative agent for the Lenders hereunder, or any successor thereto appointed in accordance with Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning ascribed to such term in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1.00% per annum and (c) Adjusted Term SOFR for a one month tenor on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.00% per annum; provided that if such rate shall be less than zero, such rate shall be deemed to be zero. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or Adjusted Term SOFR, respectively.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and the United Kingdom Bribery Act of 2010, as amended.

“Arrangers” means Citibank, N.A., JPMorgan Chase Bank, N.A., BMO Capital Markets Corp., The Bank of Nova Scotia, BNP Paribas Securities Corp., TD Securities (USA) LLC and BofA Securities, Inc., each in its capacity as joint lead arranger and joint bookrunner for the credit facilities provided for herein.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that if any Defaulting Lender exists at such time, the Applicable Percentages shall be calculated disregarding such Defaulting Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to the facility fees, any SOFR Revolving Loan, any ABR Revolving Loan, any Financial Letter of Credit participation fee or any Performance Letter of Credit participation fee, the applicable rate per annum set forth under “Facility Fee”, “SOFR Margin”, “ABR Margin”, “Financial LC Participation Fee” or “Performance LC Participation Fee”, as the case may be, based upon the ratings by Moody’s and S&P applicable on such date to the Index Debt:

Rating (Moody’s, S&P)	Facility Fee (% per annum)	SOFR Margin (% per annum)	ABR Margin (% per annum)	Financial LCs (% per annum)	Performance LCs (% per annum)
Category 1 A/A2 or higher	0.07%	0.805%	0.00%	0.805%	0.4025%
Category 2 A-/A3	0.08%	0.92%	0.00%	0.92%	0.46%
Category 3 BBB+/Baa1	0.09%	1.035%	0.035%	1.035%	0.5175%
Category 4 BBB/Baa2	0.125%	1.125%	0.125%	1.125%	0.5625%
Category 5 BBB-/Baa3 or lower (or unrated)	0.175%	1.20%	0.20%	1.20%	0.60%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is more than one Category lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and the Borrower.

“Assumption Agreement” means an assumption agreement in the form of Exhibit B or any other form approved by the Administrative Agent entered into by any Person that has merged or consolidated with the Borrower where such Person is the surviving corporation.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of all of the Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.22(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.22(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)            Adjusted Daily Simple SOFR; or

(b)            the sum of: (a) the alternate benchmark rate that has been selected and mutually agreed upon by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as so determined pursuant to clause (a) or (b) above would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected and mutually agreed upon by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.22 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.22.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bona Fide Lending Affiliate” means, with respect to any Disqualified Lender, a bona fide debt fund Affiliate thereof that is (i) engaged primarily in making, purchasing, holding or otherwise investing in commercial loans in the ordinary course of business and (ii) managed, sponsored or advised by any Person that is controlling, controlled by or under common control with such Disqualified Lender but only to the extent that no personnel involved with the investment in such Disqualified Lender (x) makes (or has the right to make or participate with others in making) investment decisions for such bona fide debt fund or (y) has access to any information (other than information that is publicly available) relating to the Borrower or any Subsidiary or their respective businesses.

“Borrower” has the meaning ascribed such term in the preamble to this Agreement.

“Borrowing” means (a) Revolving Loans of the same Type made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect or (b) a Competitive Loan or group of Competitive Loans of the same Type made on the same date and as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a SOFR Loan, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital or finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (subject, however, to the provisions of Section 1.04).

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act), of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower, (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated or (c) for so long as Newmont USA is a Guarantor of the Obligations, the Borrower shall cease to own, directly or through subsidiaries, capital stock and other equity interests of Newmont USA, representing, after giving effect to ownership attributable to all minority interests in subsidiaries through which such capital stock or equity interests are indirectly owned, at least a majority of the economic interest in Newmont USA represented by all of its outstanding capital stock and other equity securities.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Citibank” means Citibank, N.A.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Competitive Loans.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans pursuant to Section 2.01(a) and to acquire participations in Letters of Credit pursuant to Section 2.06, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Sections 2.09(a) or (b), (b) increased from time to time pursuant to Section 2.09(d) and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment as of the Effective Date is set forth on Schedule 2.01, in the Additional Credit Assumption Agreement pursuant to which such Lender shall have obtained an Additional Credit Commitment, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Commitments as of the Effective Date is $4,000,000,000.

“Commitment Letter” means that certain commitment letter, dated January 20, 2024, by and among the Borrower and the Arrangers.

“Commodity Hedging Agreement” means any commodity price protection agreement or other commodity price hedging agreement to which the Borrower or any Significant Subsidiary is a party, but, in any event, shall not include any agreement for the sale in the ordinary course of business and on standard trade terms of any commodity produced (a) from properties or (b) by other interests owned by the Borrower or its Subsidiaries.

“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

“Competitive Bid Request” means a request by the Borrower for Competitive Bids in accordance with Section 2.04.

“Competitive Borrowing” means a Borrowing comprised of Competitive Loans.

“Competitive Loan” means a Loan made pursuant to Section 2.04.

“Competitive Loan Exposure” means, at any time, the aggregate principal amount of Competitive Loans outstanding at such time. The Competitive Loan Exposure of any Lender at any time shall be the aggregate principal amount of the outstanding Competitive Loans of such Lender at such time.

“Competitor” means any competitor of the Borrower or any of its Subsidiaries (including, for the avoidance of doubt, any Person engaged in the gold or minerals business).

“Conforming Changes” means, with respect to either the use or administration of Adjusted Term SOFR or Daily Simple SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consenting Lender” has the meaning assigned to such term in Section 2.21.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of longterm Indebtedness and capital lease obligations) and (b) all goodwill, all as shown in the most recent consolidated balance sheet of the Borrower and its Subsidiaries computed in accordance with GAAP.

“Contingent Obligation” means as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. Unless otherwise limited by the terms of such Contingent Obligation, the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means any of the following:

(i)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(ii)           a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(iii)          a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Credit Party” means the Administrative Agent, each Issuing Bank and each other Lender.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day the “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days (or such other period as determined by the Borrower and the Administrative Agent based on then prevailing market conventions) prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 pm (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, the SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then the SOFR for such SOFR Determination Date will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days.

“Daily Simple SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Daily Simple SOFR.

“Declining Lender” has the meaning assigned to such term in Section 2.21.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.R.T §§ 252.81, 47.2 or 382.1, as applicable.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06 or in the Form 10-Q of the Borrower in respect of its fiscal quarter ended September 30, 2023.

“Disqualified Lenders” means any Competitor identified in writing to the Administrative Agent prior to the Effective Date and any Affiliate thereof either identified in writing by the Borrower to the Administrative Agent or reasonably identifiable by name (other than any Affiliates that are Bona Fide Lending Affiliates) (as such list may be updated from time to time in accordance with the immediately succeeding sentence). The Borrower may from time to time update the list of Disqualified Lenders provided to the Administrative Agent prior to the date hereof to include Competitors and Affiliates thereof (and which list shall be deemed to also include Affiliates thereof that are reasonably identifiable by name, but, in any event, shall not include Affiliates thereof that are Bona Fide Lending Affiliates); provided that any such update to the list of Disqualified Lenders shall not apply retroactively to disqualify any Person that has previously acquired an assignment or participation interest in the Loans or Commitments. For the avoidance of doubt, the Administrative Agent may make the list of Disqualified Lenders available to the Lenders upon their request.

“dollars” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) above and is subject to consolidated supervision with its parent.

“EEA Member Country” means (a) any member state of the European Union, (b) Iceland, (c) Liechtenstein and (d) Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date of satisfaction (or waiver) of the conditions precedent referred to in Section 4.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters relating to the foregoing.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation, reclamation or remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA, with respect to a Plan (other than an event for which the 30-day notice period is waived) (or, with respect to a Non-U.S. Plan, any similar event under any similar non-US law, regulation or rule); (b) failure by any Plan to meet the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan in each instance, whether or not waived (or, with respect to a Non-U.S. Plan, any similar funding deficiency under any similar non-US law, regulation or rule); (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan (or, with respect to a Non-U.S. Plan, any similar filing under any similar non-US law, regulation or rule); (d) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan (or, with respect to a Non-U.S. Plan, the incurrence of any similar liability under any similar non-US law, regulation or rule); (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC, any non-US Governmental Authority (with respect to a Non-U.S. Plan) or a plan administrator of any notice relating to an intention to terminate any Plan or Plans (or Non-U.S. Plan or Plans) or to appoint a trustee to administer any Plan (or Non-U.S. Plan); (f) the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA (or, with respect to a Non-U.S. Plan, any similar notice under provisions of any similar non-US law, regulation or rule).

“ESG” has the meaning assigned to such term in Section 2.23.

“ESG Amendment” has the meaning assigned to such term in Section 2.23.

“ESG Applicable Rate Adjustments” has the meaning assigned to such term in Section 2.23.

“ESG Pricing Provisions” has the meaning assigned to such term in Section 2.23.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Taxes” means, with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient:

(a) Taxes (including, in the case of a Recipient that is a U.S. Person, any backup withholding tax) imposed on or measured by net income (however denominated) by, or franchise Taxes imposed by, (i) the United States of America (or any political subdivision or taxing authority thereof or therein), or by the jurisdiction under the laws of which such Recipient is organized or registered or in which its principal office is located or, in the case of any Lender or Issuing Bank, in which its applicable lending office is located, or any subdivision thereof or therein, or (ii) any other jurisdiction with which such Recipient has a present or former connection (other than any such connection arising from such Recipient having executed, delivered, enforced or become a party to, or performed its obligations or received payment under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced any Loan Document, or sold or assigned an interest in any Loan Document),

(b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which a Recipient is located,

(c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any U.S. Federal withholding Taxes resulting from any law in effect on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office), except, to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.17(a),

(d) any withholding Taxes imposed under FATCA and

(e) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f).

“Existing Credit Agreement” has the meaning set forth in the preamble to this Agreement.

“Existing Lender” means the lenders under the Existing Credit Agreement immediately prior to the Effective Date.

“Existing Letters of Credit” means each of the letters of credit set forth on Schedule 2.06 that were issued under the Existing Credit Agreement and remain outstanding on the Effective Date immediately prior to the effectiveness of this Agreement.

“Existing Maturity Date” has the meaning assigned to such term in Section 2.21.

“Extension Effective Date” has the meaning assigned to such term in Section 2.21.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Financial Letter of Credit” means any Letter of Credit other than a Performance Letter of Credit.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Borrower.

“Fixed Rate” means, with respect to any Competitive Loan (other than a SOFR Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

“Fixed Rate Loan” means a Competitive Loan bearing interest at a Fixed Rate.

“Floor” means the floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Adjusted Term SOFR or Adjusted Daily Simple SOFR; provided that such floor shall be zero as of the Effective Date.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union).

“Guarantee Agreement” means the Amended and Restated Guarantee Agreement made by Newmont USA in favor of the Administrative Agent for the benefit of the Lenders dated as of the Effective Date.

“Guarantee Requirement” means, at any time that Newmont USA guarantees any Material Indebtedness of the Borrower, that the Guarantee Agreement shall have been executed by Newmont USA.

“Guarantor” means, at any time that it is a party to the Guarantee Agreement, Newmont USA.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as hazardous or toxic or as a pollutant, contaminant or waste pursuant to any Environmental Law.

“Indebtedness” of any Person means, at a particular date, the sum (without duplication) at such date of (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (b) the capitalized portion of all obligations of such Person under Capital Lease Obligations, (c) obligations as recorded in such Person’s financial statements in respect of borrowings of gold, (d) deferred revenues from sales of future production and all obligations in respect of prepaid production arrangements, prepaid forward sale arrangements or derivative contracts in respect of which such Person receives upfront payments in consideration of an obligation to deliver product or commodities (or make cash payments based on the value of product or commodities) at a future time, but, in any event, excluding any agreement for the sale in the ordinary course of business and on standard trade terms (including standard trade payment terms) of any commodity produced (i) from properties or (ii) by other interests owned by such Person and (e) without duplication, all Contingent Obligations of such Person in respect of obligations of another Person of the type described in the preceding clauses (a) through (d). The amount of Indebtedness in respect of the upfront payments referred to in clause (d) of this definition shall be the amount in respect of the obligations referred to in such clause that would be required to appear as a liability on a consolidated balance sheet of such Person and its subsidiaries prepared in accordance with GAAP.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) to the extent not described in preceding clause (a), Other Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person (other than unsecured guarantees by the Guarantor) or subject to any other credit enhancement.

“Information Memorandum” means the Confidential Information Memorandum dated January 2024 relating to the Borrower and the Transactions.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any Term SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Daily Simple SOFR Loan (if such Type of Loan is applicable pursuant to Sections 2.14 and 2.22), the last day of each March, June, September and December and (d) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing.

“Interest Period” means (a) with respect to any Term SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (or twelve months if available to all participating Lenders) thereafter, as the Borrower may elect and (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than 7 days or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Term SOFR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” means, the United States Internal Revenue Service.

“Issuing Bank” means (a)(i) Citibank, (ii) JPMorgan Chase Bank, N.A., (iii) Bank of Montreal, (iv) The Bank of Nova Scotia, (v) BNP Paribas, (vi) The Toronto-Dominion Bank, New York Branch and (vii) Bank of America, N.A., and (b) each other Lender that shall have agreed to become an Issuing Bank hereunder as provided in Section 2.06(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.06(k)), each in its capacity as an issuer of Letters of Credit hereunder. The Issuing Banks may, in their discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Banks, in which case the term “Issuing Bank” shall include any such Affiliates with respect to Letters of Credit issued by such Affiliates (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit).

“KPI Metric” has the meaning assigned to such term in Section 2.23.

“LC Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of the termination of the Commitments.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements by Issuing Banks that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Parent” means, with respect to any Lender, any Person in respect of which such Lender is a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Additional Credit Assumption Agreement or an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement and shall include the Existing Letters of Credit.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, the Guarantee Agreement and each promissory note (if any) delivered pursuant to this Agreement.

“Loan Parties” means the Borrower and the Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin” means, with respect to any Competitive Loan bearing interest at a rate based on Adjusted Term SOFR or Daily Simple SOFR, the marginal rate of interest, if any, to be added to or subtracted from Adjusted Term SOFR or Daily Simple SOFR to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

“Margin Stock” means “margin stock” as defined in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on the business, assets, operations or financial condition of the Borrower and its Subsidiaries taken as a whole.

“Material Commodity Hedging Indebtedness” means obligations under any Commodity Hedging Agreement with respect to which the Borrower or any Significant Subsidiary is obligated to pay more than $200,000,000 (after giving effect to any netting provisions of such agreement and subtracting the value of any cash (or cash equivalent) collateral provided by the Borrower or any Significant Subsidiary under such agreement) as a result of an event of default by, or termination event applicable solely to, the Borrower or any Significant Subsidiary.

“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of the Borrower, the Guarantor and the Significant Subsidiaries in an aggregate principal amount exceeding $200,000,000.

“Maturity Date” means February 15, 2029, as such date may be extended pursuant to Section 2.21.

“Maturity Date Extension Request” means a request by the Borrower, in the form of Exhibit E hereto or such other form as shall be approved by the Administrative Agent, for the extension of the Maturity Date pursuant to Section 2.21.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means a US Multiemployer Plan or a non-U.S. Plan that is a defined benefit pension plan (i) to which any Loan Party or an ERISA Affiliate contributes or is obligated to contribute any amounts and (ii) to which any entity other than any Loan Party or any ERISA Affiliate contributes or is obligated to contribute any amounts.

“Newmont USA” means Newmont USA Limited, a Delaware corporation.

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Recourse Indebtedness” means any Indebtedness incurred in connection with the development, construction or operation of a project that is limited in recourse to the project assets and/or the ownership interest held by the Borrower or any Subsidiary (a) in such project assets or (b) in any limited purpose entity owning such project assets, so long as substantially all of the assets of such limited purpose entity are comprised of such project assets.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Non-U.S. Plan” means any employee pension benefit plan that is not subject to the provisions of ERISA sponsored, maintained or contributed by any Loan Party.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) each payment required to be made under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursements of LC Disbursements and interest thereon and (c) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower under this Agreement or any other Loan Document.

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future recording, stamp, court, documentary, excise, filing, transfer, or similar Taxes arising from any payment made, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of overnight federal funds by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant” has the meaning assigned to such term in Section 9.04(e).

“Participant Register” has the meaning assigned to such term in Section 9.04(e).

“Payment” has the meaning assigned to such term in Article VIII(v).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Performance Letter of Credit” means any Letter of Credit issued (a) to ensure the performance of services or the delivery of goods or (b) primarily for the purpose of securing performance obligations of the Borrower or any Subsidiary to Governmental Authorities, including clean-up and remediation obligations; provided that, for the avoidance of doubt and without limiting the foregoing, no Performance Letter of Credit shall secure or otherwise support any Indebtedness.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Encumbrances” means:

(a)            Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, mechanic’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c)            pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)            deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, customs and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)            landlord’s liens arising in the ordinary course of business;

(f)            easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower and its Subsidiaries (taken as a whole);

(g)            any lien created in favor of a partner or co-joint venturer in connection with any agreement with such party relating to an unincorporated joint venture over interests in and the assets of that unincorporated joint venture, the product derived from it, the sales proceeds payable and revenues received in respect of it and tariffs payable in respect of the assets of that unincorporated joint venture;

(h)           any lien created in favor of a partner or co-joint venturer in connection with any agreement with such party relating to an incorporated joint venture over the shares in such joint venture company and/or its distributions from that company;

(i)            Liens securing judgments not constituting an Event of Default under clause (j) of Article VII;

(j)            leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and its Subsidiaries (taken as a whole) or (ii) secure any Indebtedness;

(k)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l)            Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry and (iii) that are contractual rights of set-off (A) relating to the establishment of depository relations with banks in the ordinary course of business and not given in connection with the issuance of any Indebtedness and (B) provided for in Section 9.08 and in similar provisions of other credit facilities permitted by this Agreement;

(m)          any interest or title of a lessor under leases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(n)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business;

(o)            Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect thereto;

(p)            Liens incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets;

(q)            Liens attaching solely to (i) cash earnest money deposits in connection with any letter of intent or purchase agreement and (ii) proceeds of an asset disposition that are held in escrow to secure obligations under the sale documentation relating to such disposition;

(r)            Liens of bailees in the ordinary course of business; and

(s)            Liens on inventory or other goods and the proceeds and products thereof securing obligations in respect of letters of credit, bankers’ acceptances or similar facilities issued or created to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA sponsored, maintained or contributed to by any Loan Party or any ERISA Affiliate.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank as its base rate in effect from time to time at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning set forth in the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 9.17.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank.

“Register” has the meaning set forth in Section 9.04(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Rate” means (a) with respect to any Term SOFR Borrowing, Adjusted Term SOFR and (b) with respect to any Daily Simple SOFR Borrowing, Adjusted Daily Simple SOFR.

“Required Lenders” means, at any time, Lenders having Commitments representing at least a majority of the total Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, “Required Lenders” shall mean Lenders having aggregate Revolving Credit Exposures and Competitive Loan Exposures representing at least a majority of the sum of the Revolving Credit Exposure plus Competitive Loan Exposure at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Credit Exposure” means, at any time, the sum of (a) the aggregate principal amount of the Revolving Loans outstanding at such time and (b) the LC Exposure at such time. The Revolving Credit Exposure of any Lender at any time shall be such Lender’s Applicable Percentage of the total Revolving Credit Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Sections 2.01 and 2.03. Each Revolving Loan shall be a SOFR Loan or an ABR Loan.

“S&P” means Standard & Poor’s Rating Services, a subsidiary of S&P Global Inc., and any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country or territory that is the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region and the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic region of Ukraine).

“Sanctioned Person” means (a) any Person that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled, as defined by applicable Sanctions, by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means comprehensive economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the Canadian government or (c) the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom or any other sanctions authority applicable to the Borrower.

“Significant Subsidiary” means (a) any Subsidiary now or at any time hereafter meeting any one of the following conditions: (i) the assets of such Subsidiary exceed 10.0% of the aggregate assets appearing on the consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the most recently ended fiscal year, or (ii) the gross revenues of such Subsidiary for the fiscal year of the Borrower most recently ended exceed 10.0% of the gross revenues of the Borrower and its consolidated Subsidiaries for such fiscal year, or (iii) such Subsidiary has one or more Subsidiaries and together therewith would, if considered in the aggregate, constitute a Significant Subsidiary within the terms of clauses (i) or (ii) of this definition, and (b) the Guarantor.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Adjustment” means a percentage equal to 0.10% per annum.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Loan” means a Term SOFR Loan or a Daily Simple SOFR Loan, as the context may require.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“SPTs” has the meaning assigned to such term in Section 2.23.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of the Borrower.

“Supported QFC” has the meaning set forth in Section 9.17.

“Sustainability Agent” means Citibank, N.A., in its capacity as the sustainability agent (or, if Citibank, N.A. is no longer the Administrative Agent hereunder, another Lender (or any Affiliate thereof) (which may be the then replacement Administrative Agent) selected by the Borrower and reasonably acceptable to the then Administrative Agent).

“Sustainability Adjustment Limitations” has the meaning assigned to such term in Section 2.23.

“Swap Agreements” has the meaning set forth in the term “swap agreement” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D)

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means,

(a)            for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)            for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR (other than pursuant to clause (c) of the definition of “Alternate Base Rate”).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Capitalization” means, on any date, the sum of (a) all Indebtedness that would appear as a liability on a consolidated balance sheet of the Borrower and its Subsidiaries prepared as of such date in accordance with GAAP, less the aggregate amount of all cash and cash equivalents of the Borrower and its Subsidiaries that would appear on such balance sheet plus (b) total stockholders’ equity of the Borrower and its Subsidiaries determined as of such date on a consolidated basis in accordance with GAAP, less goodwill and intangible assets of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Total Indebtedness” means, as of any date, without duplication, the aggregate amount of Indebtedness of the Borrower and its Subsidiaries on such date, less the aggregate amount of all cash and cash equivalents of the Borrower and its Subsidiaries on such date, in each case as would appear as a liability or as cash or cash equivalents, on a consolidated balance sheet of the Borrower and its Subsidiaries prepared as of such date in accordance with GAAP.

“Transaction Costs” means the fees and expenses incurred in connection with the Transactions consummated or effected on the Effective Date.

“Transactions” means, collectively, (a) the execution and delivery by each of the Borrower and the Guarantor of the Loan Documents to which it is a party on the Effective Date, the borrowing of Loans (if any) hereunder and the use of the proceeds thereof on the Effective Date and the issuance of Letters of Credit hereunder and (b) the payment of the Transaction Costs.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted Term SOFR or, if applicable pursuant to Sections 2.14 and 2.22, Adjusted Daily Simple SOFR, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the Adjusted Term SOFR or if applicable pursuant to Sections 2.14 and 2.22, Adjusted Daily Simple SOFR, or a Fixed Rate.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unintended Recipient” has the meaning assigned to such term in Article VIII(v).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“US Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regime” has the meaning set forth in Section 9.17.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(D)(2).

“Withdrawal Liability” means liability to a US Multiemployer Plan as a result of a complete or partial withdrawal from such US Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02.      Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “SOFR Loan” or a “Term SOFR Loan”) or by Class and Type (e.g., a “SOFR Revolving Loan”) and Borrowings may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “SOFR Borrowing” or a “Term SOFR Borrowing”) or by Class and Type (e.g., a “SOFR Revolving Borrowing” or a “Term SOFR Revolving Borrowing”).

Section 1.03.      Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04.      Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, notwithstanding the foregoing, for purposes of this Agreement (other than Section 5.01), GAAP shall be determined without giving effect to any change thereto occurring after December 31, 2018 as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case, if such change would require treating any lease or similar agreement as a capital lease where such lease or similar agreement was not required to be so treated under GAAP as in effect on December 31, 2018; provided, further, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

Section 2.01.      Commitments. (a) Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans in dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (ii) the sum of the Revolving Credit Exposure plus the Competitive Loan Exposure exceeding the total Commitments.

(b) Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans during the Availability Period.

Section 2.02.      Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders (or their Affiliates as provided in paragraph (b) below) ratably in accordance with their Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)            Subject to Sections 2.14 and 2.22, (i) each Revolving Borrowing shall be comprised entirely of SOFR Loans or ABR Loans as the Borrower may request in accordance herewith and (ii) each Competitive Borrowing shall be comprised entirely of SOFR Loans or Fixed Rate Loans, as the Borrower may request in accordance herewith.

(c)            At the commencement of each Interest Period for any Term SOFR Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing or Daily Simple SOFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or the amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e), as the case may be. Each Competitive Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be outstanding more than a total of 15 SOFR Revolving Borrowings (or such greater number as the Administrative Agent shall agree in its reasonable discretion).

(d)            Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03.      Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request in writing or by electronic mail (a) in the case of a SOFR Borrowing, not later than 12:00 noon, New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the Business Day of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be confirmed by delivery to the Administrative Agent of a written Borrowing Request in a form agreed to by the Administrative Agent and the Borrower and signed by the Borrower; provided that, a Borrowing Request may state that such Borrowing Request is conditioned upon the consummation of any transaction or other event so specified, in which case such Borrowing Request may be revoked (or the borrowing date extended) by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount of the requested Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          the Type of the requested Borrowing;

(iv)          in the case of a Term SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period” and shall end no later than the Maturity Date; and

(v)           the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term SOFR Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04.      Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period the Borrower may request Competitive Bids from the Lenders and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that, after giving effect to any Borrowing of Competitive Loans, the sum of the Revolving Credit Exposure plus the total Competitive Loans shall not exceed the total Commitments. To request Competitive Bids, the Borrower shall notify the Administrative Agent of such request in writing or by electronic mail, in the case of a SOFR Borrowing, not later than 12:00 noon, New York City time, four U.S. Government Securities Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that the Borrower may submit up to (but not more than) three Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within three Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such Competitive Bid Request shall be confirmed promptly by delivery to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the Borrower. Each such written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

(i)            the aggregate principal amount of the requested Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be a SOFR Borrowing or a Fixed Rate Borrowing;

(iv)          in the case of a Term SOFR Competitive Borrowing, the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period” and shall end no later than the Maturity Date; and

(v)           the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by electronic mail, inviting the Lenders to submit Competitive Bids.

(b)            Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by electronic mail, in the case of a SOFR Competitive Borrowing, not later than 10:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) in the case of a Term SOFR Competitive Borrowing, the Interest Period applicable to each such Loan and the last day thereof.

(c)            The Administrative Agent shall promptly notify the Borrower by electronic mail of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

(d)            Subject only to the provisions of this paragraph, the Borrower may accept or reject any Competitive Bid. The Borrower shall notify the Administrative Agent in writing by electronic mail whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a SOFR Competitive Borrowing, not later than 11:30 a.m., New York City time, three U.S. Government Securities Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 11:30 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, the Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided, further, that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) above the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the Borrower. A notice given by the Borrower pursuant to this paragraph shall be irrevocable.

(e)            The Administrative Agent shall promptly notify each bidding Lender by electronic mail whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(f)            If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section 2.04.

Section 2.05.      [Reserved].

Section 2.06.      Letters of Credit.

(a)            General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account (or, so long as the Borrower is a co-applicant with respect thereto, the account of any Subsidiary; provided that (without limiting the Obligations of the Borrower hereunder) the Borrower shall not be required to be a co-applicant in respect of any Letter of Credit if, due to the inclusion of the Borrower as a co-applicant with respect to such Letter of Credit, such Letter of Credit would not meet the requirements of the relevant beneficiary thereof) in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the LC Availability Period, and (subject to the conditions set forth in Section 4.02), the applicable Issuing Bank will issue such Letters of Credit. Each of the Existing Letters of Credit shall be deemed, for all purposes of this Agreement (including paragraphs (d) and (e) of this Section), to be a Letter of Credit issued hereunder on the Effective Date (and no issuance request pursuant to paragraph (b) below shall be required to be delivered in connection therewith). The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary as provided in the first sentence of this paragraph, it will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted to, or entered into with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)            Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, extension or renewal of an outstanding Letter of Credit), the Borrower shall hand deliver (or transmit by electronic communication (including electronic mail)), if arrangements for doing so have been approved by the applicable Issuing Bank) to an Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days or such shorter period of time as may be reasonably acceptable to the respective Issuing Bank) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, whether such Letter of Credit is a Financial Letter of Credit or a Performance Letter of Credit (subject to confirmation of such status by the applicable Issuing Bank, acting reasonably and in consultation with the Borrower), and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $1,200,000,000, (ii) the Revolving Credit Exposure plus the Competitive Loan Exposure shall not exceed the total Commitments and (iii) following the effectiveness of any Maturity Date Extension Request, the LC Exposure in respect of all Letters of Credit having an expiration date after the fifth Business Day prior to the Existing Maturity Date shall not exceed the aggregate Commitments of the Consenting Lenders extended pursuant to Section 2.21; provided that an Issuing Bank shall not issue, amend, renew or extend any Letter of Credit (other than automatic renewals thereof pursuant to customary evergreen provisions or amendments that do not effect an extension, or increase the stated face amount, of such Letter of Credit) if it shall have been notified by the Administrative Agent at the written request of the Required Lenders that a Default or an Event of Default has occurred and is continuing and that, as a result, no further Letters of Credit shall be issued by it (a “Letter of Credit Suspension Notice”); provided that such Issuing Bank shall have received such Letter of Credit Suspension Notice within a sufficient amount of time to process internally the instructions therein contained. Each determination as to whether a Letter of Credit constitutes a Financial Letter of Credit or a Performance Letter of Credit shall be made by the applicable Issuing Bank, acting reasonably and in consultation with the Borrower and, once made, shall be conclusive and binding upon the Borrower, the Lenders and the Issuing Banks. Notwithstanding the foregoing, no Issuing Bank shall be obligated to issue any Letter of Credit if: (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any requirement of law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular; (ii) the issuing thereof would violate one or more policies of such Issuing Bank; or (iii) such Letter of Credit is to be denominated in a currency other than dollars.

(c)            Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date that is two Business Days prior to the Maturity Date. Notwithstanding the foregoing, any Letter of Credit issued hereunder may, in the sole discretion of the applicable Issuing Bank, expire after the second Business Day prior to the Maturity Date but on or before the date that is 180 days after the Maturity Date; provided that the Borrower hereby agrees that it shall, at least 10 days prior to the Maturity Date (or, if such outstanding Letter of Credit is a Letter of Credit which provides for automatic renewals thereof pursuant to customary evergreen provisions, no later than the date on which the applicable Issuing Bank would be required to give notice of its intention to not renew such Letter of Credit pursuant to the terms thereof), provide to the applicable Issuing Bank a backstop letter of credit or cash collateral in an amount equal to 102% of the LC Exposure in respect of any such outstanding Letter of Credit, which amount, in the case of such cash collateral, shall be (i) deposited by the Borrower in an account with and in the name of such Issuing Bank and (ii) held by such Issuing Bank for the satisfaction of the Borrower’s reimbursement obligations in respect of such Letter of Credit until the expiration of such Letter of Credit. Any Letter of Credit issued with an expiration date beyond the second Business Day prior to the Maturity Date shall, to the extent of any undrawn amount remaining thereunder on the Maturity Date, cease to be a “Letter of Credit” outstanding under this Agreement for purposes of the Lenders’ obligations to participate in Letters of Credit pursuant to clause (d) below. For the avoidance of doubt, if the Maturity Date shall be extended pursuant to Section 2.21, “Maturity Date” as referenced in this sentence shall refer to the Maturity Date as extended pursuant to Section 2.21; provided that, notwithstanding anything in this Agreement (including Section 2.21 hereof) or any other Loan Document to the contrary, the Maturity Date and the LC Availability Period, as such terms are used in reference to any Issuing Bank or any Letter of Credit issued thereby, may not be extended with respect to any Issuing Bank without the prior written consent of such Issuing Bank.

(d)            Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each such Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit (provided that such Letter of Credit shall expire no later than the date set forth in paragraph (c) of this Section), or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)            Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the Business Day immediately following the date on which the Borrower shall have received written notice of such LC Disbursement; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse such Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)            Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect or (iii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any of the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower and/or its applicable Subsidiary that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)            Disbursement Procedures. The applicable Issuing Bank shall, within the period stipulated by the terms and conditions of the applicable Letter of Credit, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower in writing of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)            Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement by the date that is three Business Days following the date such reimbursement is due pursuant to paragraph (e) of this Section, then Section 2.13(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)            Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives written notice from the Administrative Agent (at the direction of the Required Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide cash collateral in accordance with Section 2.11(b) or 2.20, such cash collateral shall be deposited and shall be held and applied in accordance with this paragraph. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Revolving Credit Exposure plus the Competitive Loan Exposure would not exceed the total Commitments and no Default shall have occurred and be continuing. The Borrower hereby agrees that, if at any time any cash collateral is required to be deposited pursuant to this paragraph (i) or as otherwise provided in this Agreement, it shall grant to the Administrative Agent, for the benefit of each Issuing Bank and the Lenders, a security interest in all such cash collateral at such time.

(j)            Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, upon notice to the Administrative Agent, designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to such additional Issuing Bank, executed by the Borrower, the Administrative Agent and such designated Lender and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an issuer of Letters of Credit hereunder.

(k)            Termination of an Issuing Bank. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(b). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit. Without limiting the foregoing, following the delivery by the Borrower of any notice of termination in respect of any Issuing Bank (and regardless of whether such notice has become effective), such Issuing Bank shall have no obligation to issue, amend, renew or extend any Letter of Credit.

(l)            Issuing Bank Exposure Limitation. Notwithstanding anything herein to the contrary, unless a greater amount is otherwise agreed in writing by the applicable Issuing Bank, no Issuing Bank shall have any obligation hereunder to issue Letters of Credit if, at the time of and after giving effect to such issuance, the aggregate amount of LC Exposure attributable to Letters of Credit issued by such Issuing Bank would exceed $100,000,000. Additionally, notwithstanding anything herein to the contrary, the Borrower and any Issuing Bank may separately agree to any greater or lesser limit on the amount of LC Exposure attributable to Letters of Credit issued by such Issuing Bank.

(m)            Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, amendments, renewals and extensions, all expirations and cancellations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

Section 2.07.      Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time (or, in the case of an ABR Borrowing on same day notice, by 3:00 p.m., New York City time), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the applicable Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request or Competitive Bid Request; provided that Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (A) the NYFRB Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08.      Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term SOFR Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term SOFR Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and any Loans resulting from an election made with respect to any such portion shall be considered a separate Borrowing. Notwithstanding any other provision of this Section, no Borrowing may be converted into or continued as a Borrowing with an Interest Period ending after the Maturity Date. This Section shall not apply to Competitive Loans, which may not be converted or continued.

(b)            To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election in writing or by electronic mail by the time and date that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower. Notwithstanding any other provision of this Section, the Borrower shall not be permitted to elect an Interest Period for Term SOFR Loans that does not comply with Section 2.02(d).

(c)            Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing, a Term SOFR Borrowing or, if applicable pursuant to Sections 2.14 and 2.22, a Daily Simple SOFR Borrowing; and

(iv)          if the resulting Borrowing is a Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and shall end no later than the Maturity Date.

If any such Interest Election Request requests a Term SOFR Borrowing, but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)            Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)            If the Borrower fails to deliver a timely Interest Election Request with respect to a Term SOFR Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Term SOFR Revolving Borrowing will be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request of the Required Lenders, so notifies the Borrower (such notification to be promptly confirmed in writing), then, so long as an Event of Default is continuing each outstanding Term SOFR Revolving Borrowing may only be continued as a Term SOFR Borrowing with an Interest Period of one month.

Section 2.09.     Termination and Reduction of Commitments; Increase of Commitments.

(a)            Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)            The Borrower may at any time terminate, or from time to time permanently reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposure plus the Competitive Loan Exposure would exceed the total Commitments.

(c)            The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least one Business Day (or such shorter period as may be acceptable to the Administrative Agent) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that, a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other events so specified, in which case such notice may be revoked (or the termination date extended) by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with the amounts of their respective Commitments.

(d)            (i) The Borrower may at any time, by written notice to the Administrative Agent, request Additional Credit Commitments from one or more Additional Credit Lenders, which may include any existing Lender; provided that at no time after the Effective Date shall the aggregate amount of Additional Credit Commitments effected pursuant to this paragraph exceed $1,000,000,000; provided, further, that each Additional Credit Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and the Borrower (which approvals shall not be unreasonably withheld). Each such notice shall set forth (A) the amount of the Additional Credit Commitments being requested (which shall be in a minimum amount of $10,000,000) and (B) the date on which such Additional Credit Commitments are requested to become effective (which shall not be less than 10 days (or such shorter period as may be acceptable to the applicable Additional Credit Lender) nor more than 45 days after the date of such notice).

(ii) The Borrower and each Person that in its sole discretion agrees to be an Additional Credit Lender in accordance with sub-paragraph (i) above shall execute and deliver to the Administrative Agent an Additional Credit Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Additional Credit Commitment of such Additional Credit Lender. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Additional Credit Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Additional Credit Assumption Agreement, each such Additional Credit Lender shall, to the extent not an existing Lender, become a Lender hereunder and this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Additional Credit Commitment evidenced thereby.

(iii) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all actions as may be reasonably necessary to ensure that, after giving effect to any Additional Credit Commitment pursuant to this Section 2.09(d), the outstanding Loans (if any) are held by the Lenders in accordance with their new pro rata percentages. This may be accomplished at the discretion of the Administrative Agent (A) by requiring the outstanding Loans to be prepaid with the proceeds of a new Borrowing, (B) by causing the existing Lenders to assign portions of their outstanding Loans to Additional Credit Lenders, which assignments shall be deemed to be effective pursuant to Section 9.04 or (C) by any combination of the foregoing. Notwithstanding the foregoing, in order to eliminate any break funding liability to the Borrower, if, upon the date that any Additional Credit Commitment becomes effective pursuant to this Section 2.09(d), there is an unpaid principal amount of Revolving Loans to the Borrower, the principal outstanding amount of all such Revolving Loans shall (x) in the case of such Revolving Loans which are ABR Loans, be immediately repaid by the Borrower (but all such Revolving Loans may, on the terms and conditions hereof, be reborrowed on such date on a pro rata basis, based on the revised Commitments as then in effect) and (y) in the case of such Revolving Loans which are Term SOFR Loans, continue to remain outstanding (notwithstanding any other requirement in this Agreement that such Revolving Loans be held on a pro rata basis based on the revised Commitments as then in effect) until the end of the then current Interest Period therefor, at which time such Term SOFR Loans shall be paid by the Borrower to the Lenders on a pro rata basis, based on their respective Commitments (if any) immediately prior to giving effect to any Additional Credit Commitments (but all such Revolving Loans may, on the terms and conditions hereof, be reborrowed on such date, and any such reborrowing shall be funded by the Lenders, including the Lenders holding Additional Credit Commitments, on a pro rata basis based on the Commitments as then in effect).

(iv) Notwithstanding the foregoing, no Additional Credit Commitment shall become effective under this Section 2.09(d) unless on the date of such effectiveness, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer.

Section 2.10.      Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the unpaid principal amount of each Revolving Loan made to the Borrower on the Maturity Date and (ii) to the Administrative Agent for the account of each Lender that has made a Competitive Loan the unpaid principal amount of such Competitive Loan on the last day of the Interest Period applicable to such Loan.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)            The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall, absent manifest error, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)            Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Borrower and the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (and its registered assigns).

Section 2.11.      Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section and payment, when required thereby, of any amounts required under Section 2.16; provided that the Borrower shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

(b)            In the event and on each occasion that the sum of the Revolving Credit Exposure plus the Competitive Loan Exposure exceeds the total Commitments, the Borrower shall: first, promptly prepay Revolving Borrowings in an aggregate amount sufficient to eliminate such excess, and second, to the extent of any remaining excess, or if no Revolving Borrowings are outstanding, promptly make a deposit in a cash collateral account maintained by the Administrative Agent pursuant to Section 2.06(i) to be held as security for the Borrower’s obligations in respect of Letters of Credit. To the extent the amount of cash collateral provided hereunder at any time exceeds the LC Exposure at such time and no Event of Default has occurred and is continuing, the excess thereof shall be returned to the Borrower.

(c)            Prior to any optional or mandatory prepayment of Borrowings, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) below.

(d)            The Borrower shall notify the Administrative Agent in writing or by electronic mail of any prepayment hereunder (i) in the case of prepayment of a SOFR Revolving Borrowing, not later than 12:00 noon, New York City time, three U.S. Government Securities Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 10:00 a.m., New York City time, on the Business Day of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof, to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked (or the prepayment date extended) if notice thereof is given in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

Section 2.12.      Fees. (a) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender (other than a Defaulting Lender) a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitments of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitments terminate; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitments terminate, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Facility fees accrued through but excluding the last day of March, June, September and December of each year shall be payable in arrears on the last day of March, June, September and December of such year and on the date on which all the Commitments terminate, commencing on the first such date to occur after the Effective Date; provided that any facility fees accruing after the date on which all the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 365 (or 366, as the case may be) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)            The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender (other than a Defaulting Lender to the extent provided in Section 2.20) a participation fee with respect to its participations in Letters of Credit, which shall accrue on the average daily amount of such Lender’s LC Exposure in respect of Performance Letters of Credit and Financial Letters of Credit (excluding, in each case, any LC Exposure attributable to unreimbursed LC Disbursements) at the Applicable Rate for Performance Letters of Credit or Financial Letters of Credit, as the case may be, during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum, unless a higher or lower rate per annum is separately agreed upon between an individual Issuing Bank and the Borrower, in each case, on the daily amount of the LC Exposure attributable to Performance Letters of Credit or Financial Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure attributable to such Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the later of the date on which the Commitments terminate and the date on which there shall cease to be any LC Exposure. All participation fees and fronting fees in respect of Letters of Credit shall be computed on the basis of a year of 365 (or 366, as the case may be) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)            The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)            All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to each Issuing Bank, in the case of fees payable to it) for its own account or, in the case of facility fees and participation fees, for distribution to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.13.      Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)            The Loans comprising each Term SOFR Borrowing shall bear interest (i) in the case of a Term SOFR Revolving Borrowing, at Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate or (ii) in the case of a Term SOFR Competitive Borrowing, at Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Borrowing.

(c)            The Loans comprising each Daily Simple SOFR Borrowing (if such Type of Loans is applicable pursuant to Sections 2.14 and 2.22) shall bear interest (i) in the case of a Daily Simple SOFR Revolving Borrowing, at Adjusted Daily Simple SOFR plus the Applicable Rate or (ii) in the case of a Daily Simple SOFR Competitive Borrowing, at Adjusted Daily Simple SOFR plus (or minus, as applicable) the Margin applicable to such Borrowing.

(d)            Each Fixed Rate Loan shall bear interest at the Fixed Rate applicable to such Loan.

(e)            Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, and, in any such case, an Event of Default has occurred and is continuing as a result thereof, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(f)            Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term SOFR Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(g)            All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted Term SOFR or Adjusted Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14.      Alternate Rate of Interest. Subject to Section 2.22, if, on or prior to the first day of any Interest Period for any Term SOFR Loan:

(a)            the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that (A) Adjusted Term SOFR for any Term SOFR Borrowing cannot be determined pursuant to the definition thereof (including because the Term SOFR Reference Rate is not available or published on a current basis for any requested Interest Period with respect to a proposed Term SOFR Loan) or (B) Adjusted Daily Simple SOFR for any Daily Simple SOFR Borrowing cannot be determined pursuant to the definition thereof, or

(b)            the Required Lenders determine, and have provided notice of such determination to the Administrative Agent, that for any reason (A) in connection with any request for a Term SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan will not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans for such Interest Period or (B) Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in any Daily Simple SOFR Borrowing, then the Administrative Agent shall give notice (which may be telephonic or by electronic mail) thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with Section 2.08 or a new Borrowing Request in accordance with Section 2.03, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term SOFR Borrowing and any Borrowing Request that requests a Term SOFR Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) a Daily Simple SOFR Borrowing, so long as Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a) or 2.14(b) above, or (y) an ABR Borrowing if Adjusted Daily Simple SOFR also is the subject of Section 2.14(a) or 2.14(b) above. Furthermore, if any Term SOFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to the Relevant Rate applicable to such Term SOFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with Section 2.08 or a new Borrowing Request in accordance with Section 2.03, any Term SOFR Loan shall, on the last day of the Interest Period applicable to such Loan, convert to, and shall constitute, (x) a Daily Simple SOFR Loan, so long as Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a) or 2.14(b) above, or (y) an ABR Loan if Adjusted Daily Simple SOFR also is the subject of Section 2.14(a) or 2.14(b) above.

The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR, Adjusted Term SOFR or Adjusted Daily Simple SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR, Adjusted Term SOFR, Adjusted Daily Simple SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes, except in each case, to the extent of liabilities resulting primarily from the gross negligence, bad faith or willful misconduct of the Administrative Agent (as determined in a final, non-appealable judgment by a court of competent jurisdiction). The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR, Adjusted Term SOFR, Adjusted Daily Simple SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR, Adjusted Term SOFR, Adjusted Daily Simple SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case, pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof), in each case, provided by any such information source or service.

Section 2.15.      Increased Costs. (a) If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except for any such requirement reflected in Adjusted Term SOFR);

(ii)            impose on any Lender or Issuing Bank any other condition affecting this Agreement or SOFR Loans or Fixed Rate Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)            subject any Recipient to any Taxes on its Loans, loan principal, Letters of Credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any SOFR Loan or Fixed Rate Loan or to increase the cost to such Lender, any Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)            If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made, or participations in Letters of Credit held, by such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank, or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered, but only to the extent that such Lender has generally requested such compensation from similarly situated borrowers.

(c)            A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)            Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that, the Borrower shall not be required to compensate a Lender or any Issuing Bank pursuant to paragraph (a) or (b) of this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)            Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

Section 2.16.      Break Funding Payments. In the event of (a) the payment of any principal of any SOFR Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any SOFR Loan or Fixed Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(d) and is revoked in accordance therewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment of any SOFR Loan or Fixed Rate Loan other than on the last day of the Interest Period, as the case may be, applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profit) attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.

The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof. Notwithstanding the foregoing, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.16 for any loss, cost or expense incurred more than 180 days prior to the date that such Lender notifies the Borrower of the event giving rise to such loss, cost or expense and of such Lender’s intention to claim compensation therefor.

Section 2.17.      Taxes. (a) Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold any Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b)            The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)            As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)            The Loan Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.17(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within 10 days after the Recipient delivers to any Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim; provided that, no Loan Party shall be required to indemnify any Recipient pursuant to this paragraph for any such Indemnified Taxes (including expenses arising therefrom or with respect thereto) paid by the Recipient more than 180 days prior to the date that the Recipient notifies the applicable Loan Party of such payment by the Recipient of such Indemnified Taxes and of the Recipient’s intention to claim indemnification therefor. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e)            Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f)            (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if reasonably requested by either the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)            Without limiting the generality of the foregoing, any Lender shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A)            in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)            in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)            in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D)            in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, and (2) a certificate substantially in the form of Exhibit C (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E)            in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including an entity treated as a partnership for U.S. federal income tax purposes or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership (and not a participating Lender) and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F)            any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to Sections 1471 through 1474 of the Code, and any regulations or official interpretations thereof, after the Effective Date.

(g)            If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnifying party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h)            For purposes of Section 2.17(e) and (f), the term “Lender” includes any Issuing Bank.

(i)            [reserved].

(j)            Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement and the other Loan Documents.

Section 2.18.     Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)            Except as otherwise provided in Section 2.06(e), the Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, reimbursements of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent for the account of the applicable Lenders or Issuing Bank or, in any such case, to such other account as the Administrative Agent shall from time to time specify in a notice delivered to the Borrower, except payments to an Issuing Bank as expressly provided herein and payments pursuant to Sections 2.15 (other than paragraph (b) thereof), 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Any payment required to be made by the Administrative Agent shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)            If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)            If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans or participations in LC Disbursements, as applicable, of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans or participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender or Issuing Bank acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender or such Issuing Bank were a direct creditor of the Borrower in the amount of such participation.

(d)            Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or each of the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(d) or (e), 2.07(b) or paragraph (d) of this Section 2.18, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19.      Mitigation Obligations; Replacement of Lenders. (a) If any Lender (including any Issuing Bank) requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender (including any Issuing Bank) or any Governmental Authority for the account of any Lender (including any Issuing Bank) pursuant to Section 2.17, then such Lender (including such Issuing Bank) shall use reasonable efforts to designate a different lending office for funding or booking its Loans (or issuing its, or participating in, Letters of Credit) hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender (including such Issuing Bank), such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender (including such Issuing Bank) to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (including such Issuing Bank). The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender (including any Issuing Bank) in connection with any such designation or assignment.

(b)            If (i) any Lender (including any Issuing Bank) requests compensation under Section 2.15, (ii) the Borrower is required to pay any additional amount to any Lender (including any Issuing Bank) or any Governmental Authority for the account of any Lender (including any Issuing Bank) pursuant to Section 2.17, (iii) any Lender has become a Defaulting Lender, (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders) and with respect to which the Required Lenders shall have granted their consent or (v) any Lender is a Declining Lender under Section 2.21, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent and each Issuing Bank (but only to the extent that such consents would otherwise have been required for an assignment to such Person pursuant to Section 9.04(b)), which consents shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans) and participations in LC Disbursements which have been funded by and not reimbursed to such Lender, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction or elimination in such compensation, payments or additional interest, (D) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected and (E) in the case of any such assignment and delegation in respect of a Lender where such Lender (or any Affiliate thereof) is an Issuing Bank, the Borrower shall, substantially simultaneously with such assignment and transfer, terminate such Lender (or, at the request of any such Affiliate, such Affiliate) as an Issuing Bank in accordance with Section 2.09. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

Section 2.20.      Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)            except to the extent provided to the contrary in paragraph (iv) of Section 2.20(c) below, facility fees shall cease to accrue pursuant to Section 2.12(a) on the unused amount of the Commitment of such Defaulting Lender;

(b)            the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c)            if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)            the LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the sum of all Non-Defaulting Lenders’ Revolving Credit Commitments;

(ii)            if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within two Business Days following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure that has not been reallocated in accordance with the procedures set forth in Section 2.06(i) for so long as such LC Exposure is outstanding;

(iii)            if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)            if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted to give effect to such reallocation; and

(v)            if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment utilized by such LC Exposure) and participation fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)            so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless in each case it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be fully covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral provided by the Borrower in accordance with Section 2.20(c), and participating interests in any such issued, amended, renewed or extended Letter of Credit will be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that (x) a Bankruptcy Event with respect to a Lender Parent shall have occurred following the Effective Date and for so long as such Bankruptcy Event shall continue or (y) any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Borrower or such Lender satisfactory to such Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower and each Issuing Bank each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage. Subject to Section 9.16, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

Section 2.21.      Extension of Maturity Date. (a) The Borrower may, by delivery of a Maturity Date Extension Request to the Administrative Agent (which shall promptly deliver a copy thereof to each of the Lenders) not less than 30 days prior to the then existing maturity date for Commitments hereunder (the “Existing Maturity Date”), request that the Lenders extend the Existing Maturity Date in accordance with this Section 2.21. Each Maturity Date Extension Request shall (i) specify the date to which the Maturity Date is sought to be extended, (ii) specify the changes, if any, to the Applicable Rate to be applied in determining the interest payable on Revolving Loans of, and fees payable hereunder to, Consenting Lenders in respect of that portion of their Commitments (and related Revolving Loans) extended to such new Maturity Date and the time as of which such changes will become effective (which may be prior to the Existing Maturity Date), and (iii) specify any other amendments or modifications to this Agreement to be effected in connection with such Maturity Date Extension Request; provided that no such changes or modifications requiring approvals pursuant to Section 9.02(b) shall become effective prior to the then existing Maturity Date unless such other approvals have been obtained. In the event a Maturity Date Extension Request shall have been delivered by the Borrower, each Lender shall have the right to agree to the extension of the Existing Maturity Date and other matters contemplated thereby on the terms and subject to the conditions set forth therein (each Lender agreeing to the Maturity Date Extension Request being referred to herein as a “Consenting Lender” and each Lender not agreeing thereto being referred to herein as a “Declining Lender”), which right may be exercised by written notice thereof, specifying the maximum amount of the Commitment of such Lender with respect to which such Lender agrees to the extension of the Maturity Date, delivered to the Borrower (with a copy to the Administrative Agent) not later than a day to be agreed upon by the Borrower and the Administrative Agent following the date on which the Maturity Date Extension Request shall have been delivered by the Borrower (it being understood that any Lender that shall have failed to exercise such right as set forth above shall be deemed to be a Declining Lender). If a Lender elects to extend only a portion of its then existing Commitment, it will be deemed for purposes hereof to be a Consenting Lender in respect of such extended portion and a Declining Lender in respect of the remaining portion of its Commitment. If Consenting Lenders shall have agreed to such Maturity Date Extension Request in respect of Commitments held by them, then, subject to paragraph (d) of this Section, on the date specified in the Maturity Date Extension Request as the effective date thereof (the “Extension Effective Date”), (i) the Existing Maturity Date of the applicable Commitments shall, as to the Consenting Lenders, be extended to such date as shall be specified therein, (ii) the terms and conditions of the Commitments of the Consenting Lenders (including interest and fees (including Letter of Credit fees) payable in respect thereof), shall be modified as set forth in the Maturity Date Extension Request and (iii) such other modifications and amendments hereto specified in the Maturity Date Extension Request shall (subject to any required approvals (including those of the Required Lenders) having been obtained) become effective.

(b)            Notwithstanding the foregoing, the Borrower shall have the right, in accordance with the provisions of Sections 2.19 and 9.04, at any time prior to the Existing Maturity Date, to replace a Declining Lender (for the avoidance of doubt, only in respect of that portion of such Lender’s Commitments subject to a Maturity Date Extension Request that it has not agreed to extend) with a Lender or other financial institution that will agree to such Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender in respect of the Commitment assigned to and assumed by it on and after the effective time of such replacement.

(c)            If a Maturity Date Extension Request has become effective hereunder:

(i)            not later than the Business Day prior to the Existing Maturity Date, the Borrower shall make prepayments of Loans and shall provide cash collateral in respect of Letters of Credit in the manner set forth in Section 2.11, such that, after giving effect to such prepayments and such provision of cash collateral, the aggregate credit exposures outstanding as of such date will not exceed the aggregate Commitments of the Consenting Lenders extended pursuant to this Section 2.21 (and the Borrower shall not be permitted thereafter to request any Loan or any issuance, amendment, renewal or extension of a Letter of Credit if, after giving effect thereto, the aggregate credit exposures outstanding would exceed the aggregate amount of the Commitments so extended); and

(ii)            on the Existing Maturity Date, the Commitment of each Declining Lender shall, to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section, terminate, and the Borrower shall repay all the Revolving Loans of each Declining Lender, to the extent such Revolving Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder (accordingly, the Commitment of any Consenting Lender shall, to the extent the amount of such Commitment exceeds the amount set forth in the notice delivered by such Lender pursuant to paragraph (a) of this Section, be permanently reduced by the amount of such excess, and the Borrower shall prepay the proportionate part of the outstanding Revolving Loans of such Consenting Lender, in each case together with accrued and unpaid interest thereon to but excluding the Existing Maturity Date and all fees and other amounts payable in respect thereof on or prior to the Existing Maturity Date), it being understood that such repayments may be funded with the proceeds of new Revolving Borrowings made simultaneously with such repayments by the Consenting Lenders, which such Revolving Borrowings shall be made ratably by the Consenting Lenders in accordance with their extended Commitments.

(d)            Notwithstanding the foregoing, no Maturity Date Extension Request shall become effective hereunder unless, on the Extension Effective Date, the conditions set forth in Section 4.02 shall be satisfied (with all references in such Section to a Borrowing being deemed to be references to such Maturity Date Extension Request) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer.

(e)            Notwithstanding any provision of this Agreement to the contrary, it is hereby agreed that no extension of an Existing Maturity Date in accordance with the express terms of this Section 2.21, or any amendment or modification of the terms and conditions of the Commitments and Revolving Loans of the Consenting Lenders effected pursuant thereto, shall be deemed to (i) violate the last sentence of Section 2.09(c) or Section 2.18(b) or 2.18(c) or any other provision of this Agreement requiring the ratable reduction of Commitments or the ratable sharing of payments or (ii) require the consent of all Lenders or all affected Lenders under Section 9.02(b).

(f)            The Borrower, the Administrative Agent and the Consenting Lenders may enter into an amendment to this Agreement to effect such modifications as may be necessary to reflect the terms of any Maturity Date Extension Request that has become effective in accordance with the provisions of this Section 2.21.

Section 2.22.      Benchmark Replacement Setting.

(a)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(b)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement, (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement, (iii) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.22(d) and (iv) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.22, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.22.

(d)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Term SOFR Borrowing of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request for a Term SOFR Borrowing into a request for a Borrowing of, or conversion to, (A) a Daily Simple SOFR Borrowing, so long as Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event, or (B) an ABR Borrowing, if Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. Furthermore, if any Term SOFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term SOFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.22, any Term SOFR Loan shall, on the last day of the Interest Period applicable to such Loan, convert to, and shall constitute, (x) a Daily Simple SOFR Loan, so long as Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event, or (y) an ABR Loan if Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event.

Section 2.23.       Sustainability Adjustments Amendment.

(a)            Prior to the 24 month anniversary of the Effective Date, the Borrower, in consultation with the Administrative Agent and the Sustainability Agent, may in its sole discretion establish specified key performance indicators with respect to certain environmental, social and governance (“ESG”) goals, or identify certain external ESG ratings, of the Borrower and its Subsidiaries (such indicators or ratings, “KPI Metrics”), which KPI Metrics shall be subject to thresholds or targets (in either case, such thresholds or targets, “SPTs”). The Administrative Agent and the Borrower (each acting reasonably and in consultation with the Sustainability Agent) may propose an amendment to this Agreement (such amendment, an “ESG Amendment”) solely for the purpose of incorporating the KPI Metrics, the SPTs and other related provisions (the “ESG Pricing Provisions”) into this Agreement. Any such ESG Amendment shall become effective upon (i) receipt by the Lenders of a lender presentation in regard to the KPI Metrics and SPTs from the Borrower no later than ten Business Days before the proposed effective date of such proposed ESG Amendment, (ii) the posting of such proposed ESG Amendment to all Lenders and the Borrower, (iii) the identification, and engagement at the Borrower’s cost and expense, of a sustainability metric auditor, which shall be a qualified external reviewer of nationally recognized standing, independent of the Borrower and its Affiliates and (iv) the receipt by the Administrative Agent of executed signature pages and consents to such ESG Amendment from the Borrower, the Administrative Agent and Lenders comprising the Required Lenders. Upon the effectiveness of any such ESG Amendment, based on the Borrower’s performance against the KPI Metrics and SPTs, certain adjustments (increase, decrease or no adjustment) (such adjustments, the “ESG Applicable Rate Adjustments”) to the otherwise applicable Applicable Rate may be made; provided, that (i) the amount of such ESG Applicable Rate Adjustments shall not exceed (x) an aggregate decrease or increase at any point in time of more than 4.00 basis points per annum in the Applicable Rate for Loans, Financial LC Participation Fees and Performance LC Participation Fees, and the ESG Applicable Rate Adjustments to the Applicable Rate applicable to ABR Loans shall be the same amount, in basis points, as the ESG Applicable Rate Adjustments to the Applicable Rate applicable to Term SOFR Loans and Daily Simple SOFR Loans and (y) an aggregate decrease or increase at any point in time of more than 1.00 basis point per annum in the Applicable Rate for Facility Fees (the provisions of this proviso, the “Sustainability Adjustment Limitations”) and (ii) in no event shall the Applicable Rate, in each case, be less than 0%. For the avoidance of doubt, the ESG Applicable Rate Adjustments shall not be cumulative year-over-year and shall apply on an annual basis only. The KPI Metrics, the Borrower’s performance against the KPI Metrics, and any related ESG Applicable Rate Pricing Adjustments resulting therefrom, will be determined based on certain Borrower certificates, reports and other documents, in each case, setting forth the KPI Metrics in a manner that is aligned with the Sustainability Linked Loan Principles (as last published in February 2023 by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association, and as further amended, revised or updated from time to time), including with respect to the calculation, certification and measurement thereof. Following the effectiveness of an ESG Amendment, any modification to the ESG Pricing Provisions shall be subject only to the consent of the Borrower, the Administrative Agent and the Required Lenders so long as such modification does not have the effect of (1) increasing the Sustainability Adjustment Limitations set forth in the ESG Amendment or (2) reducing the Applicable Rate to less than 0%.

(b)            Each party to this Agreement hereby agrees that (i) the credit facility described in this Agreement is not and shall not be a sustainability-linked loan and (ii) it shall not publicize, refer to, make an announcement in respect of or disclose in communications that such credit facility is a sustainability-linked loan, in each case, unless and until the effectiveness of any ESG Amendment.

(c)            Other than (i) increasing the Sustainability Adjustment Limitations or (ii) reducing the Applicable Rate to less than 0% (which, for the avoidance of doubt, shall be subject to the consent of “each Lender adversely affected thereby” in accordance with Section 9.02), this Section 2.23 shall supersede any other clause or provision in Section 9.02 to the contrary, including any provision of Section 9.02 requiring the consent of “each Lender adversely affected thereby” for reductions in interest rates.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants (as to itself and its own Subsidiaries) to the Lenders that:

Section 3.01.      Organization; Powers. The Borrower and each Significant Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and is qualified to do business in every jurisdiction where such qualification is required, and (c) is in good standing in every jurisdiction where such qualification is required except, in each case (other than in respect of the Borrower in the case of preceding clause (a)), where the failure to be so organized, validly existing and in good standing, have such requisite power and authority or be so qualified and in good standing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or a material adverse effect on the validity or enforceability of the Loan Documents (taken as a whole).

Section 3.02.      Authorization; Enforceability. The Transactions are within the Borrower’s and the Guarantor’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and the Guarantee Agreement when executed and delivered by the Guarantor, will constitute, a legal, valid and binding obligation of the Borrower or the Guarantor, as the case may be, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03.      Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except where the failure to obtain such consent or approval, to so register or file or to take such other action, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or a material adverse effect on the rights and remedies (taken as a whole) of the Lenders under the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, except for such violations (other than in respect of any charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the rights and remedies (taken as a whole) of the Lenders under the Loan Documents, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Subsidiaries, except for such violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the validity or enforceability of the Loan Documents (taken as a whole) or the rights and remedies (taken as a whole) of the Lenders under the Loan Documents, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Subsidiaries.

Section 3.04.      Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders the consolidated balance sheet and statements of income, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries as of and for the fiscal year ended December 31, 2022, reported on by Ernst & Young LLP, independent registered public accounting firm. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b)            Since December 31, 2022, there has been no material adverse change in the business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole.

Section 3.05.      Properties. (a) The Borrower and each Significant Subsidiary has good title to, or valid leasehold interests in, all its real and personal property, except for (a) minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or (b) any such title or leasehold interests that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)            The Borrower and each Significant Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the business of the Borrower and its Subsidiaries taken as a whole, and the use thereof by the Borrower or such Significant Subsidiary does not infringe upon the rights of any other Person, except for any such ownership, licenses or infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.06.      Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries (i) which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)            Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 3.07.      Compliance with Laws. The Borrower and each Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.08.      Investment Company Status. Neither the Borrower nor the Guarantor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09.      Taxes. The Borrower and each Subsidiary has filed or caused to be filed on a timely basis (taking into account all extensions granted by the applicable Governmental Authority) all United States federal and applicable foreign, state and local Tax returns and reports and all other Tax returns and reports which are required to be filed and have paid or caused to be paid all Taxes required to have been paid by it, except (a) such Taxes, if any, as are being contested in good faith by appropriate proceedings as to which adequate reserves have been provided in accordance with GAAP or (b) to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 3.10.      ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 3.11.      Disclosure. Other than as set forth on Schedule 3.11, as of the Effective Date, neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement (as modified or supplemented by other information so furnished on or prior to the Effective Date) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.12.      Federal Regulations. The proceeds of the Loans will be used only for general corporate purposes (including to pay the Transactions Costs). No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock in violation of Regulation U or X of the Board. As of the Effective Date, if the full amount of the Lenders’ Commitments were used to purchase Margin Stock, no more than 25% of the value of the assets of the Borrower, or of the Borrower and its Subsidiaries taken as a whole, which are subject to the restrictions contained in Article VI, would constitute Margin Stock. If the proceeds of any Loan are to be used in a manner which would cause such Loans to be classified as “purpose loans” under Regulation U, then at the time of the making of such Loan and at the time of the making of each Loan thereafter (after applying the proceeds of all Loans then being or theretofore made), no more than 25% of the value of the assets of the Borrower, or of the Borrower and its Subsidiaries taken as a whole, which are subject to the restrictions contained in Article VI shall constitute Margin Stock. If at any time the representation set forth in the preceding sentence would be required to be made but cannot be made by the Borrower, such representation shall not be required to be made; provided that the Borrower shall at all times thereafter comply with Article X.

Section 3.13.      Subsidiaries. Schedule 3.13 sets forth as of the Effective Date a list of all Subsidiaries and the percentage ownership (directly or indirectly) of the Borrower therein. Except to the extent that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the shares of capital stock or other ownership interests so indicated on Schedule 3.13 are fully paid and non-assessable and are owned by the Borrower, directly or indirectly, free and clear of all Liens other than Liens permitted under Section 6.02(a), (c), (f) or, to the extent applicable to any of the foregoing paragraphs of Section 6.02, 6.02(i).

Section 3.14.      Anti-Corruption Laws and Sanctions. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by the Credit Agreement will violate Anti-Corruption Laws or applicable Sanctions.

Section 3.15.      USA PATRIOT Act. To the extent applicable, the Borrower and each Subsidiary is in compliance in all material respects with the USA PATRIOT Act.

ARTICLE IV

Conditions

Section 4.01.      Effective Date. The obligations of the Lenders and the Issuing Banks hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)            The Administrative Agent (or its counsel) shall have received from each party hereto (which parties shall have Commitments under the Existing Credit Agreement sufficient to constitute Required Lenders thereunder) a counterpart of this Agreement duly signed on behalf of such party and any promissory notes requested by a Lender at least three Business Days prior to the Effective Date.

(b)            The Guarantee Agreement shall have been duly executed and delivered to the Administrative Agent by Newmont USA.

(c)            The Administrative Agent shall have received a customary written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of White & Case LLP, New York counsel for the Borrower and the Guarantor.

(d)            The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the president, a vice president or a Financial Officer of each of the Loan Parties, certifying (A) that attached thereto is a true and complete copy of the articles or certificate of incorporation of such Loan Party, certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and complete copy of the bylaws of such Loan Party and (B)(x) that attached thereto is a true and complete copy of resolutions or written consents of its board of directors authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (y) as to the incumbency and genuineness of the signature of the officers, directors or other authorized signatories of each Loan Party, executing this Agreement and the other Loan Documents to which it is a party.

(e)            The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the president, a vice president or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(f)            The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, payment or reimbursement of all fees and expenses (including fees, charges and disbursements of counsel) required to be paid or reimbursed by any Loan Party to the Administrative Agent or the Arrangers in connection with the Transactions.

(g)            Substantially concurrently with the Effective Date, (A) all commitments of the Existing Lenders outstanding under the Existing Credit Agreement immediately prior to the Effective Date shall be replaced with (and/or reallocated as) Commitments hereunder and (B) the Borrower shall have (i) paid to the Administrative Agent, for the account of the Existing Lenders, all accrued and unpaid fees, interest and other amounts owing to such Existing Lenders in respect of all loans and commitments outstanding under the Existing Credit Agreement immediately prior to the Effective Date and (ii) prepaid in full (which may be made with proceeds of Loans hereunder) the aggregate principal amount of all outstanding loans owing to the Existing Lenders under the Existing Credit Agreement immediately prior to the Effective Date.

(h)            So long as reasonably requested by the Administrative Agent or an Arranger at least ten Business Days prior to the Effective Date, the Administrative Agent and Arrangers shall have received, at least two Business Days prior to the Effective Date, all documentation and other information with respect to the Loan Parties that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, which shall include, solely to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification.

(i)            To the extent requested by the Administrative Agent, the Administrative Agent shall have received, no later than 9:30 a.m., New York City time on the Effective Date (notwithstanding anything to the contrary contained in the Existing Credit Agreement), a notice of termination and prepayment with respect to the commitments and loans (if any), respectively, of the Existing Lenders outstanding under the Existing Credit Agreement immediately prior to the Effective Date.

Section 4.02.      Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit hereunder (other than automatic renewals thereof pursuant to customary evergreen provisions or amendments that do not increase the stated face amount of such Letter of Credit) is subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions:

(a)            The representations and warranties of the Borrower set forth in this Agreement shall (other than the representations and warranties set forth in Sections 3.04(b) and 3.06 and except as expressly provided in the last sentence of Section 3.12) be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case such representations shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit (other than automatic renewals thereof pursuant to customary evergreen provisions or amendments that do not increase the stated face amount of such Letter of Credit), as applicable (except to the extent expressly made as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date).

(b)            At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)            At the time of the making of the first Loan or issuance of a Letter of Credit, if any, when the representation in the fourth sentence of Section 3.12 would be required to be made, but cannot be made, then as a condition precedent to such Borrowing or issuance of a Letter of Credit, the Borrower shall have delivered to the Administrative Agent a Form F.R. G-3 or Form F.R. U 1, as applicable, for each Lender, duly completed by the Borrower in conformity with Regulation U of the Board.

Each Borrowing and each request for the issuance, amendment, renewal or extension of a Letter of Credit (other than automatic renewals thereof pursuant to customary evergreen provisions or amendments that do not increase the stated face amount of such Letter of Credit) shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated or fully cash collateralized or supported by a backstop letter of credit, in either case, in a manner reasonably satisfactory to the applicable Issuing Bank and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 5.01.      Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a)            within 100 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit other than any exception solely as a result of (x) an upcoming maturity date under any Indebtedness occurring within one year from the time such opinion is delivered or (y) any actual or potential inability to satisfy any financial maintenance covenant on a future date or in a future period) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (it being understood that the foregoing can be satisfied by delivery of the Borrower’s relevant Form 10-K);

(b)            within 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being understood that the foregoing can be satisfied by delivery of the Borrower’s relevant Form 10-Q);

(c)            concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.01 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and

(d)            promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Section 5.02.      Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)            the occurrence of any Default or Event of Default;

(b)            the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c)            the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; and

(d)            any other development, including without limitation any development relating to an Environmental Liability, that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03.      Existence; Conduct of Business. (a) The Borrower will, and will cause each of its Significant Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and (b) the Borrower will, and will cause each of its Significant Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Borrower and its Subsidiaries taken as a whole; provided that the foregoing shall not (i) prohibit any merger, consolidation, liquidation, dissolution or sale permitted (or not restricted) under this Agreement or (ii) require the maintenance of such legal existence (other than in respect of any Loan Party) or any such right, license, permit, privilege or franchise where the failure to maintain same would not reasonably be expected to have a Material Adverse Effect.

Section 5.04.      Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its Tax liabilities before the same shall become delinquent or in default that, if not paid, would reasonably be expected to result in a Material Adverse Effect, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

Section 5.05.      Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear and damage by casualty excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, except, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 5.06.      Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, up to once per fiscal year and upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants; provided that when an Event of Default has occurred and is continuing, the Administrative Agent (or any of its representatives) may do any of the foregoing at any time during normal business hours and upon reasonable advance written notice to the Borrower.

Section 5.07.      Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority, including without limitation all Environmental Laws, applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.08.      Use of Proceeds. The proceeds of the Loans will be used for general corporate purposes (including, to pay Transaction Costs). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X (after giving effect to Article X). Letters of Credit will be issued only to support obligations incurred by the Borrower and its subsidiaries in their business operations.

Section 5.09.      Further Assurances.  The Borrower will, and will cause the Guarantor to, execute any and all further documents, agreements and instruments, and take all further actions that may be required under any applicable law or regulation, or that the Administrative Agent may reasonably request, to cause the Guarantee Requirement to be and remain satisfied at all times, subject to Section 9.14.

Section 5.10.      Post-Closing Undertakings.  Within the time periods specified on Schedule 5.10 hereto (as each may be extended by the Administrative Agent in its reasonable discretion), complete such undertakings as are set forth on Schedule 5.10 hereto.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated or fully cash collateralized or supported by a backstop letter of credit, in either case, in a manner reasonably satisfactory to the applicable Issuing Bank and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 6.01.      Consolidated Indebtedness. The Borrower will not, as of the last day of any fiscal quarter of the Borrower, permit Total Indebtedness as of such date to exceed an amount equal to 62.5% of Total Capitalization as of such date.

Section 6.02.      Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a)            Permitted Encumbrances;

(b)            any Lien on any property or asset of the Borrower or any Subsidiary existing on the Effective Date and (to the extent securing Indebtedness in excess of $75,000,000) set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secured on the Effective Date;

(c)            any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary (or is merged with or into the Borrower or any Subsidiary) after the Effective Date prior to the time such Person becomes a Subsidiary (or is merged with or into the Borrower or any Subsidiary); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, merger or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or merger or the date such Person becomes a Subsidiary, as the case may be;

(d)            Liens (including Liens arising in connection with any Capital Lease Obligation) on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to, at the time of, or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(e)            [reserved];

(f)            Liens securing Indebtedness otherwise permitted pursuant to this Agreement incurred in connection with the development, construction or operation of a project developed or constructed after the Effective Date so long as such Liens encumber only the project itself and/or the ownership interest held by the Borrower or any Subsidiary therein;

(g)            Liens on cash or cash equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness, each in accordance with the terms thereof;

(h)            Liens not otherwise permitted by this Section 6.02 which, in the aggregate, secure Indebtedness and other obligations not exceeding (as to the Borrower and all of its Subsidiaries) the greater of (x) $1,750,000,000 and (y) 5.0% of Consolidated Net Tangible Assets in aggregate principal amount at any time outstanding;

(i)            Liens in respect of the cash collateralization of (i) Letters of Credit pursuant to Section 2.11(b), (ii) any Defaulting Lender’s participation in Letters of Credit as contemplated by this Agreement and (iii) (x) letters of credit issued under other bank credit facilities permitted by this Agreement to the extent the aggregate stated face amounts of such letters of credit exceed the commitments under the applicable bank credit facility and (y) any defaulting lender’s participation in letters of credit or swingline loans under other bank credit facilities permitted by this Agreement; and

(j)            extensions, renewals, refinancings or replacements of any Lien referred to in paragraphs (b), (c), (d), (e), (f) and (g) of this Section 6.02; provided that the principal amount of the Indebtedness or obligation secured thereby is not increased (except by the amount of any accrued and unpaid interest or premium in connection therewith and any reasonable fees associated with such extension, renewal, refinancing or replacement) and that any such extension, renewal or replacement is limited to the property originally encumbered thereby.

Section 6.03.      Fundamental Changes. The Borrower will not merge into or consolidate with any other Person, nor permit any other Person to merge into or consolidate with it, or sell, transfer (including pursuant to a Delaware LLC Division), lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole (in each case, whether now owned or hereafter acquired) or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(a)            any Subsidiary may merge or consolidate with the Borrower;

(b)            the Borrower and its Subsidiaries may sell, transfer (including pursuant to a Delaware LLC Division), lease or otherwise dispose of assets between or among one another; and

(c)            the Borrower may merge or consolidate with any other Person or transfer all or substantially all of its assets to any other Person so long as:

(i)            the Borrower is the surviving corporation or the surviving corporation (if the surviving corporation is not the Borrower) or the transferee of the Borrower’s assets in connection with a transfer of assets pursuant to this Section 6.03(c) shall assume all of the Loans and other obligations of the Borrower under this Agreement pursuant to an Assumption Agreement substantially in the form of Exhibit B; and

(ii)            the credit rating for Index Debt of the surviving corporation or the transferee of the Borrower’s assets in connection with a transfer of assets pursuant to this Section 6.03(c) from either Moody’s or S&P immediately after such transaction is at least equal to the credit rating for Index Debt of the Borrower immediately prior to the initial public announcement of such transaction; provided that in any event the requirements of this clause (ii) shall be deemed satisfied if the surviving corporation or the transferee of the Borrower’s assets in connection with a transfer of assets pursuant to this Section 6.03(c) has a credit rating after such merger or consolidation of at least BBB, in the case of S&P, or Baa2, in the case of Moody’s.

Section 6.04.      Anti-Corruption Laws and Sanctions. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall take reasonable steps to ensure that none of its Subsidiaries and its or their respective directors, officers, employees and agents shall use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country in violation of any applicable Sanctions.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)            the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)            the Borrower shall (i) fail to pay (A) any interest on any Loan, (B) any reimbursement obligation in respect of any LC Disbursement, or (C) any regularly accruing fees hereunder, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days or (ii) fail to pay any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue for 15 days after the Borrower is notified thereof by the Administrative Agent or any Lender;

(c)            any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)            the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a) (in the case of a failure to give notice of an Event of Default), 5.03 (with respect to the Borrower’s existence) or 5.08 or Article VI;

(e)            the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of the Required Lenders);

(f)            the Borrower or any Significant Subsidiary shall fail to make any payment of principal or interest (and regardless of amount) in respect of any Material Indebtedness (other than Non-Recourse Indebtedness), when and as the same shall become due and payable (after giving effect to the period of grace, if any, provided in the instrument or agreement relating to such Material Indebtedness);

(g)            any event or condition occurs (i) that results in any Material Indebtedness (other than Non-Recourse Indebtedness) becoming due prior to its scheduled maturity or (ii) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness (other than Non-Recourse Indebtedness) or any trustee or agent on its or their behalf to cause any such Material Indebtedness (other than any Non-Recourse Indebtedness) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(j)            one or more judgments for the payment of money in an aggregate amount in excess of $200,000,000 (excluding any amount paid or covered by independent third-party insurance) shall be rendered against the Borrower, any Significant Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed (or, in the case of a judgment in a jurisdiction other than the United States of America or any political subdivision thereof, such longer period as the Borrower and the Administrative Agent shall agree in good faith; provided that the Borrower or such Significant Subsidiary shall be contesting such execution in accordance with appropriate proceedings; provided, further, that the Administrative Agent shall not agree to an additional period in excess of 120 consecutive days without the consent of the Required Lenders), or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Significant Subsidiary to enforce any such judgment;

(k)            an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(l)            a Change in Control shall occur;

(m)            the Borrower or any Significant Subsidiary (i) shall fail to make any payment or delivery in respect of any Material Commodity Hedging Indebtedness, and (ii) after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, the Commodity Hedging Agreement under which such Material Commodity Hedging Indebtedness arises, and (iii) the Borrower or such Significant Subsidiary shall fail to make any payment due under such Commodity Hedging Agreement as a result of such liquidation, acceleration or early termination within the period provided under such Commodity Hedging Agreement;

(n)            except as provided in Section 9.14, the Guarantee Agreement shall cease to be enforceable with respect to the Guarantor or the Guarantor shall assert in writing that the Guarantee Agreement or any guarantee thereunder has ceased to be or is not enforceable;

(o)            the Borrower shall fail to comply with Section 2.21(c); or

(p)            the Borrower shall fail to provide cash collateral in respect of any outstanding Letter of Credit having an expiration date after the fifth Business Day prior to the Maturity Date by the date that is 10 days prior to the Maturity Date in an amount equal to 102% of the LC Exposure in respect of such Letter of Credit and otherwise in accordance with Section 2.06(c) and such failure shall remain unremedied on the fifth Business Day prior to the Maturity Date;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.06(i), in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate, the principal of the Loans and, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent under the Loan Documents, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or wilful misconduct, as determined by a court of competent jurisdiction by a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from (A) any confirmation of the Revolving Credit Exposure or the component amounts thereof or (B) any determination as to whether a Letter of Credit constitutes a Financial Letter of Credit or a Performance Letter of Credit.

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not to be unreasonably withheld), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent reasonably acceptable to the Borrower, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

If the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the prior written consent of the Borrower, appoint a successor. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the removed Administrative Agent, and the removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and any funding of its Loans on the Effective Date, or delivering its signature page to an Assignment and Acceptance or an Additional Credit Assumption Agreement pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

Notwithstanding anything herein to the contrary, neither the Arrangers nor any Person named on the cover page of this Agreement as a Syndication Agent or a Documentation Agent shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder.

Each Lender (x) represents and warrants, as of the date such Person becomes a Lender party hereto, and (y) covenants, from the date such Person becomes a Lender party hereto, to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) clause (i) above is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) above, such Lender further (x) represents and warrants, as of the date such Person becomes a Lender party hereto, and (y) covenants, from the date such Person becomes a Lender party hereto, to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

If the Administrative Agent notifies a Lender, an Issuing Bank, or other recipient that the Administrative Agent has determined in its sole discretion that any funds received by such recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such recipient (whether or not known to such recipient)  (any such funds whether as a payment, prepayment or repayment of principal, interest, fees or other amounts; a distribution or otherwise; individually and collectively, a “Payment” and any such recipient, an “Unintended Recipient”) and demands the return of such Payment (or a portion thereof), such Unintended Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made, in immediately available funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Unintended Recipient to the date such amount is repaid to the Administrative Agent at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

To the extent permitted by applicable law, each party hereto shall not assert any right or claim to the Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Unintended Recipient under this paragraph and the preceding paragraph shall be conclusive, absent manifest error.

If an Unintended Recipient receives a Payment from the Administrative Agent (or any of its Affiliates)

(i) that is in a different amount than, or on a different date from, that specified in a notice of payment or calculation statement sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”),

(ii)  that was not preceded or accompanied by a Payment Notice, or

(iii) that such Unintended Recipient otherwise becomes aware was transmitted, or received, in error or mistake (in whole or in part) or such Payment is otherwise inconsistent with such recipient’s or market expectations, in each case, an error shall be presumed to have been made with respect to such Payment absent written confirmation from the Administrative Agent to the contrary.  Upon demand from the Administrative Agent, such Unintended Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

The Borrower and the Guarantor hereby agree that the receipt by an Unintended Recipient of a Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed to such Unintended Recipient by the Borrower or the Guarantor.

ARTICLE IX

Miscellaneous

Section 9.01.      Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail, as follows:

(a)            if to the Borrower, to it at 6900 E Layton Ave, Suite 700, Denver, Colorado 80237, Attention: Treasurer (Email: Daniel.Horton@newmont.com);

(b)            if to the Administrative Agent, to it at One Penns Way, Ops II, Floor 2, New Castle, Delaware 19720, Attention: Lending Agency (Email: usagencyservicing@citi.com);

(c)            if to any Issuing Bank, to it at the address most recently specified by it in a notice delivered to the Administrative Agent and the Borrower;

(d)            if to any Lender, to it at its address (or email address) set forth in its Administrative Questionnaire; and

(e)            notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Any party hereto may change its address or email address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.02.      Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.

(b)            Except as provided in Sections 2.09(d), 2.21 and 2.23, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders, or in the case of the Guarantee Agreement, the Guarantor; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or the amount of any LC Disbursement or reduce the rate of interest thereon (other than a waiver of post-default additional interest as specified in Section 2.13(a)) (it being understood that any amendments to Section 2.22 or to the component definitions thereof shall not constitute a reduction in rate of interest), or reduce any fees payable to any Lender hereunder, without the written consent of each Lender adversely affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or the scheduled date of payment of any LC Disbursement, or any interest thereon (other than a waiver of post-default additional interest as specified in Section 2.13(e)) (it being understood that any amendments to Section 2.22 or to the component definitions thereof shall not constitute an extension to the date of any payment of interest), or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender adversely affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender adversely affected thereby or (v) change any of the provisions of this Section 9.02(b) or the definition of “Required Lenders” (other than any change to the definition of “Required Lenders” necessary for any new class of Lenders to be treated on the same basis as existing Lenders) or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank. Notwithstanding any of the foregoing, (A) no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of (1) any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification or (2) any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification, (B) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from (x) the Required Lenders stating that the Required Lenders object to such amendment or (y) any Issuing Bank affected by such amendment stating that it objects to such amendment, and (C) this Agreement may be amended to provide for Additional Credit Commitments in the manner contemplated by Section 2.09(d) and the extension of the Maturity Date as provided in Section 2.21, in each case without any additional consents.

Section 9.03.      Expenses; Indemnity; Damage Waiver. (a) If the Effective Date occurs, the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Sustainability Agent and the Arrangers and their respective Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent and the Sustainability Agent, in connection with the syndication of the credit facility provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof, (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, the Sustainability Agent the Arrangers or, after the occurrence of an Event of Default, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Sustainability Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that the Borrower, in connection with the foregoing, shall only be required to pay the fees and expenses of (A) one counsel engaged to represent the Administrative Agent and the Sustainability Agent (B) in the case of the preceding clause (iii), (1) one joint counsel engaged to represent all Issuing Banks, the Administrative Agent, the Sustainability Agent, the Arrangers and all Lenders (taken together), plus one additional counsel for each of the parties taken as a whole who are similarly situated in the event any Issuing Bank or Lender shall have reasonably determined, or been advised by counsel, that there are or may be actual conflicts of interest, including situations in which one or more legal defenses available to it are different from or in addition to those available to any other Issuing Bank or Lender, and (2) such other joint local counsel in any applicable material jurisdiction engaged to represent the Administrative Agent, the Sustainability Agent and all Issuing Banks and all Lenders as may be required in the reasonable judgment of the Administrative Agent and the Sustainability Agent.

(b)            The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Sustainability Agent, the Arrangers, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (but limited, in the case of legal fees and expenses, to the documented fees, charges and disbursements of one counsel for the Indemnitees, taken as a whole, and, if necessary, one local counsel in any applicable material jurisdiction plus one additional counsel (and one additional local counsel in each applicable material jurisdiction) for each of the parties taken as a whole who are similarly situated in the event any Indemnitee shall have reasonably determined, or been advised by counsel, that there are or may be conflicts of interest, including situations in which one or more legal defenses available to it are different from or in addition to those available to any other Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding (regardless of whether any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party, the Borrower or any Affiliate of the Borrower)) relating to (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated hereby or thereby, the syndication of Commitments hereunder, the performance by the parties to the Loan Documents of their obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or wilful misconduct of such Indemnitee (or any Related Party of such Indemnitee) or, solely in the case of a claim initiated by the Borrower, material breach of such Indemnitee’s obligations under the Loan Documents or (B) arise out of disputes solely among Indemnitees and not arising out of any act or omission by the Borrower or any of its Subsidiaries (other than any disputes against the Administrative Agent, any Issuing Bank or the Arrangers in its capacity as such). This Section 9.03(b) shall not apply with respect to Taxes.

(c)            To the extent that the Borrower fails to pay any amount required to be paid by them to the Administrative Agent (or any sub-agent thereof), the Sustainability Agent or any Issuing Bank or any Related Party of any of the foregoing, under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent (or any sub-agent hereof), the Sustainability Agent, such Issuing Bank or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Sustainability Agent or such Issuing Bank in its capacity as such.

(d)            To the extent permitted by applicable law, (i) the Borrower shall not assert, or permit any of their Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), unless caused by such Indemnitee’s gross negligence, bad faith or willful misconduct or any material breach of such Indemnitee’s obligations hereunder (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) no party hereto shall, nor shall it permit any of its Affiliates or Related Parties to assert, and each hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this clause (ii) will limit the Borrower’s obligations as set forth in paragraph (b) above.

(e)            All amounts due under this Section shall be payable promptly after written demand therefor.

Section 9.04.      Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that the Borrower may not (except as otherwise provided herein) assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Any Lender may assign to one or more commercial banks or other financial institutions (but, for the avoidance of doubt, not to any natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or Disqualified Lender) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it and amounts in respect of Letters of Credit at the time owing to it); provided that (i) each of the Borrower (except in the case of an assignment to a Lender or an Affiliate of a Lender), the Administrative Agent and any Issuing Bank must give their prior written consent to such assignment which such consents shall not be unreasonably withheld or delayed, (ii) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent), if less than the entire remaining amount of the assigning Lender’s commitment, shall not in any event be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (iii) shall not apply to rights in respect of outstanding Competitive Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless such processing and recordation fee has been waived by the Administrative Agent in its sole discretion), (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, (vi) no such assignment shall be made to any Defaulting Lender or any of its subsidiaries, or any Person, who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (vi) and (vii) no such assignment shall be made to the Borrower or any of the Borrower’s Subsidiaries; and provided, further, that any consent of the Borrower otherwise required under the preceding proviso of this paragraph (b) shall (1) not be required if an Event of Default under clauses (a), (b), (h) or (i) of Article VII (with respect to the Borrower) has occurred and is continuing and (2) for any assignment, be deemed to have been given by the Borrower, unless it shall object to such assignment by written notice to the Administrative Agent within ten Business Days after having first received notice thereof. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c)            The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and stated interest on the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender (as to its own interest), at any reasonable time and from time to time upon reasonable prior notice.

(d)            Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)            Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (but, for the avoidance of doubt, not to any natural person or any Disqualified Lender) (a “Participant”), other than the Borrower or any of the Borrower’s Subsidiaries, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and LC Disbursements owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender or Issuing Bank)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender or Issuing Bank would have been entitled to receive. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the United States Proposed Treasury Regulations (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)            Each Lender agrees that it will only provide to a Participant information relating to the Borrower and its Subsidiaries that (i) is or becomes generally available to the public other than as a result of a disclosure by such Lender or its agents, employees or advisors or (ii) becomes available on a non-confidential basis, in each case other than from a source which is bound by a confidentiality agreement with the Borrower.

(g)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05.      Survival. All covenants, agreements, representations and warranties made by the Borrower herein, in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06.      Integration; Effectiveness. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective on the Effective Date.

Section 9.07.      Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of such Loan Document; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08.      Right of Setoff. If the Loans shall have become due and payable, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, such Issuing Bank or their respective Affiliates irrespective of whether or not such Lender, such Issuing Bank or any such Affiliate shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to and shall not limit other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank or their respective Affiliates may have.

Section 9.09.      Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the other Loan Documents and the rights and obligations of the parties hereunder and thereunder shall be construed in accordance with and governed by the law of the State of New York.

(b)            The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)            The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01 (other than by electronic communications). Nothing in this Agreement or any other Loan Document will affect the right of any party hereto or thereto to serve process in any other manner permitted by law.

Section 9.10.      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11.      Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12.      Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case, the Administrative Agent, such Issuing Bank or such Lender shall (except with respect to any audit or examination conducted by bank accountants or any self regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), to the extent not inconsistent with applicable law or regulation or such Person’s internal policies, use reasonable efforts to promptly inform the Borrower thereof), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee or prospective assignee (other than, for the avoidance of doubt, any Disqualified Lender) of any of its rights or obligations under this Agreement (provided that no Information may be disclosed to any participant or prospective participant without the consent of the Borrower, which consent may be withheld by the Borrower in its sole discretion), (g) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (h) to any credit insurance provider relating to the Borrower and its obligations (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (i) with the consent of the Borrower, or (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower not subject (to the knowledge of the Administrative Agent, such Issuing Bank or such Lender) to a confidentiality agreement with the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent, the Issuing Banks and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents or any Issuing Bank or Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

Section 9.13.      USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and each Issuing Bank hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it may be required to obtain, verify and record information that identifies such Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act. Each Loan Party shall promptly, following a request by the Administrative Agent, any Lender or any Issuing Bank, provide all documentation and other information that the Administrative Agent, such Lender or such Issuing Bank reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 9.14.      Release of Newmont USA as a Guarantor. Newmont USA shall automatically be released from its obligations as a Guarantor under the Loan Documents upon the consummation of any transaction permitted by this Agreement as a result of which Newmont USA (a) ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise, or (b) is released from its obligations under the Guarantee Agreement pursuant to the terms thereof. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

Section 9.15.      No Fiduciary Relationship. The Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower and the Subsidiaries, on the one hand, and the Administrative Agent, the Sustainability Agent, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Sustainability Agent, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Sustainability Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and the Subsidiaries, and none of the Administrative Agent, the Sustainability Agent, the Arrangers, the Lenders, the Issuing Banks or their Affiliates has any obligation to disclose any of such interests to the Borrower or any of the Subsidiaries. To the fullest extent permitted by law, the Borrower hereby agrees not to assert any claims that it or any of the Subsidiaries may have against the Administrative Agent, the Sustainability Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates with respect to any alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.16.      Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

Section 9.17.      Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.18.      Effect of Amendment and Restatement; Replacement and Reallocation of Commitments.

(a)            All provisions of the Existing Credit Agreement are amended and restated in their entirety as set forth in this Agreement as of the Effective Date. On and after the Effective Date, all references to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Existing Credit Agreement, and each reference in the other Loan Documents or in any other instrument or document to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the “Credit Agreement”, shall mean and be a reference to this Agreement. This Agreement amends and restates the Existing Credit Agreement in its entirety and is not intended to be or operate as a novation or an accord and satisfaction of the Existing Credit Agreement or of the indebtedness, obligations and liabilities of the Borrower evidenced or provided for thereunder.

(b)            After giving effect to this Agreement, the Commitments of the Lenders shall be as set forth on Schedule 2.01 to this Agreement, which Schedule 2.01 supersedes and replaces in its entirety Schedule 2.01 to the Existing Credit Agreement. In order to effectuate the amendments to Schedule 2.01 to the Existing Credit Agreement pursuant to this Agreement, the Lenders and the Borrower have agreed that all commitments of the Existing Lenders outstanding under the Existing Credit Agreement immediately prior to the Effective Date shall be replaced and/or reallocated as needed among the Lenders such that the Commitments shall be as set forth on Schedule 2.01 to this Agreement and such commitments shall be deemed to have been assigned and/or terminated, as applicable, on the Effective Date, with any such assignments being deemed to have been made pursuant to the terms of the Assignment and Acceptance attached as Exhibit A to this Agreement (with any Lender which was not a Lender under the Existing Credit Agreement becoming a Lender and any Lender under the Existing Credit Agreement that does not have a Commitment under this Agreement ceasing to be a Lender, in each case as of the Effective Date). In connection with this assignment and for purposes of this assignment only, the Lenders, the Administrative Agent and the Borrower waive the processing and recordation fee under Section 9.04(b).

(c)            The Required Lenders (as defined in the Existing Credit Agreement) hereby waive Sections 2.11 and 2.16 of the Existing Credit Agreement with respect to any optional prepayment of Loans (as defined in the Existing Credit Agreement) on the Effective Date.

ARTICLE X

Treatment of Loans for Purposes of Regulation U

Section 10.01.      Treatment for Purposes of Regulation U. The Borrower and the Lenders agree that, (i) if at any time the proceeds of any Loans are to be used in any manner which would cause such Loans to be classified as “purpose loans” under Regulation U of the Board (all such Loans being herein referred to as “Purpose Loans” and all other Loans being herein referred to as “Non-Purpose Loans”), and (ii) if at the time of the making of any Loan after giving effect to which Purpose Loans are outstanding and the representation contained in the fourth sentence of Section 3.12 cannot be made, the Borrower shall so notify the Administrative Agent (and the Administrative Agent shall so notify the Lenders) prior to the making of each such Loan (specifying the amount to be so used) and, from and after such date, this Article X shall apply.

Section 10.02.      Allocation of Credit. The Loans made hereunder by each Lender shall at all times be treated for purposes of Regulation U as three separate extensions of credit (the “A Credit”, the “B Credit” and the “C Credit” of such Lender; collectively, the “A Credits”, the “B Credits” and the “C Credits”), as follows:

(a)            the principal amount of the A Credit of such Lender shall be an amount equal to the aggregate of the A Portions of all Purpose Loans made by such Lender (for purposes of this Article X, the “A Portion” of any Purpose Loan shall be a portion of the original principal amount of such Purpose Loan equal to such Lender’s Applicable Percentage of the maximum loan value of the Margin Stock (including the Margin Stock to be purchased with such Purpose Loan) referred to in Section 10.03(a) (minus any part of such Margin Stock allocated by such Lender under this paragraph (a) to prior Purpose Loans made by it) as determined by such Lender at the time of the making of such Purpose Loan in accordance with Regulation U) minus all payments and prepayments applied thereto in accordance with Sections 10.03(a) and (b) and Section 10.04;

(b)            the principal amount of the B Credit of such Lender shall be an amount equal to the aggregate of the B Portions of all Purpose Loans made by such Lender (for purposes of this Article X, the “B Portion” of any Purpose Loan shall mean the difference between the original principal amount of such Purpose Loan and the A Portion of such Purpose Loan) minus all payments and prepayments applied thereto in accordance with Sections 10.03(a) and (b) and Section 10.04; and

(c)            the principal amount of the C Credit of such Lender shall be an amount equal to the aggregate of the portions (the “C Portions”) of all Loans made by such Lender other than the A Portions and the B Portions of such Loans minus all payments and prepayments applied thereto in accordance with Sections 10.03(a) and (b) and Section 10.04.

Section 10.03.      Allocation of Collateral. (a) The benefits of negative pledges in favor of the Lenders (direct and indirect) in the Margin Stock and the proceeds thereof provided for by this Agreement shall be allocated to the payment of the principal of and interest on the A Credits of the Lenders and of all other amounts payable by the Borrower under this Agreement in connection with the A Credits (collectively, the “A Credit Amounts”); after the payment in full of the A Credit Amounts such benefits shall be allocated to the payment of the principal of and interest on first the B Credits of the Lenders and of all other amounts payable by the Borrower under this Agreement in connection with the B Credits (collectively, the “B Credit Amounts”) and second the C Credits of the Lenders and of all other amounts payable by the Borrower under this Agreement in connection with the C Credits (collectively, the “C Credit Amounts”). The Borrower agrees that it shall not, and shall not permit any of its subsidiaries to, sell, transfer or otherwise dispose of any shares of Margin Stock, or otherwise withdraw or substitute any direct or indirect security for any Purpose Loans, unless after giving effect thereto and to any prepayments of Loans to be made in connection therewith, such sale, transfer, disposition or other withdrawal or substitution would be permissible under Section 221.3(f) of Regulation U.

(b)            The benefits of the negative pledges in favor of the Lenders (direct and indirect) in the assets of the Borrower other than Margin Stock provided for by this Agreement shall be allocated first to the payment of the B Credit Amounts and second to the payment of the C Credit Amounts; and only after the payment in full of all B Credit Amounts and C Credit Amounts, to the payment of the A Credit Amounts.

(c)            Each Lender will mark its records to identify irrevocably the A Credit of such Lender with the benefits described in paragraph (a) of this Section 10.03 and the B Credit of such Lender with the benefits described in paragraph (b) of this Section 10.03 upon which it is relying as security for the B Credit and the C Credit of such Lender with the benefits described in paragraph (b) of this Section 10.03 upon which it is relying as security for the C Credit.

(d)            In order to better enable the Lenders to comply with paragraph (c) of this Section 10.03, Purpose Loans shall be treated as separate and distinct “Loans” (A Credits, being credits for which the Lender is relying upon Margin Stock as security and B Credits, being credits for which the Lender is relying upon assets other than Margin Stock as security) and shall be treated as separate and distinct from Non-Purpose Loans (C Credits, being credits for which the Lender is relying as security on assets other than the assets required to secure the A Credits and B Credits) for purposes of borrowings, payments, prepayments and conversions of Loans under this Agreement and the determination of Interest Periods with respect thereto.

Section 10.04.      Allocation of Payments. Except as otherwise specifically provided in this Agreement (but in any event subject to the requirements of Regulation U), all payments and prepayments by the Borrower of the Loans shall be applied first to the payment or prepayment of the A Credits, second to the payment or prepayment of the B Credits and third to the payment or prepayment of the C Credits; provided that each such payment and prepayment made with funds derived from assets subject to the provisions of paragraph (b) of Section 10.03 shall be applied first to the payment or prepayment of the B Credit Amounts, second to the payment or prepayment of the C Credit Amounts and third to the payment or prepayment of the A Credit Amounts; and provided, further, that each such payment and prepayment made with funds derived from assets subject to the provisions referred to in paragraph (a) of Section 10.03 shall be applied first to the payment or prepayment of the A Credit Amounts, second to the payment or prepayment of the B Credit Amounts and third to the payment or prepayment of the C Credit Amounts.

Section 10.05.      Information. The Borrower will furnish to each Lender, prior to the making of any Loan or at any time thereafter upon the request of such Lender, such information as such Lender may require to distinguish between Purpose Loans and Non-Purpose Loans and to determine the A, B and C Portions thereof, and from time to time such other information as such Lender may require to comply with paragraphs (c) and (d) of Section 10.03 and with Section 10.04 and to further determine compliance with Regulation U, and such documents as such Lender may require to comply with Regulation U.

Section 10.06.      Individual Lender Responsibility. Each Lender shall be responsible for its own compliance with and administration of the provisions of this Article X, and the Administrative Agent shall have no responsibility for any determinations or allocations (including, without limitation, any allocations of payments or prepayments) made or to be made by any Lender as required by such provisions. Notwithstanding anything else provided herein, nothing contained in this Article X shall bind any Lender to act (or to fail to act) in any manner that could cause such Lender to violate, or could result in the violation of, any applicable law, rule, regulation or order of any Governmental Authority.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

NEWMONT CORPORATION

By:	/s/ Mark Ebel
Name:	Mark Ebel
Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

CITIBANK, N.A., as the Administrative Agent, a Lender and an Issuing Bank

By:	/s/ Michael Vondriska
Name:	Michael Vondriska
Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., as a Lender and an Issuing Bank

By:	/s/ Mark Ahlers
Name:	Mark Ahlers
Title:	Director

[Signature Page to Amended and Restated Credit Agreement]

BANK OF MONTREAL, as a Lender and an Issuing Bank

By:	/s/ Grace Chan
Name:	Grace Chan
Title:	Vice President, Corporate Banking, on behalf of its Chicago Branch

[Signature Page to Amended and Restated Credit Agreement]

BNP PARIBAS, as a Lender and an Issuing Bank

By:	/s/ Karim Remtoula
Name:	Karim Remtoula
Title:	Director

By:	/s/ Nicolas Doche
Name:	Nicolas Doche
Title:	Vice President

JPMORGAN CHASE BANK N.A., as a Lender and an Issuing Bank

By:	/s/ Jackie Castillo
Name:	Jackie Castillo
Title:	Vice President

THE BANK OF NOVA SCOTIA, as a Lender and an Issuing Bank

By:	/s/ Stephen MacNeil
Name:	Stephan MacNeil
Title:	Managing Director

By:	/s/ Lavinia Ban
Name:	Lavinia Ban
Title:	Associate Director

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender and an Issuing Bank

By:	/s/ Brian MacFarlane
Name:	Brian MacFarlane
Title:	Authorized Signatory

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, as a Lender

By:	/s/ Cynthia Dioquino
Name:	Cynthia Dioquino
Title:	Director

BANCO SANTANDER, S.A., NEW YORK BRANCH, as a Lender

By:	/s/ Andres Barbosa
Name:	Andres Barbosa
Title:	Managing Director

By:	/s/ Arturo Prieto
Name:	Arturo Prieto
Title:	Managing Director

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Andrew Vernon
Name:	Andrew Vernon
Title:	Authorized Signatory

MORGNA STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jake Wesley
Name:	Jake Wesley
Title:	Vice President

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Stam Fountoulakis
Name:	Stam Fountoulakis
Title:	Authorized Signatory

WESTPAC BANKING CORPORATION, as a Lender

By:	/s/ Richard Yarnold
Name:	Richard Yarnold
Title:	Tier II Attorney

MUFG BANK LTD., as a Lender

By:	/s/ Christopher Facenda
Name:	Christopher Facenda
Title:	Authorized Signatory

NATIONAL BANK OF CANADA, as a Lender

By:	/s/ Zain Ahmed
Name:	Zain Ahmed
Title:	Director

By:	/s/ David Torrey
Name:	David Torrey
Title:	Managing Director & Head

STANDARD CHARTERED BANK, as a Lender

By:	/s/ Kristopher Tracy
Name:	Kristopher Tracy
Title:	Director, Financing Solutions

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Marty McDonald
Name:	Marty McDonald
Title:	Vice President

SCHEDULE 2.01

COMMITMENTS

Lender	Allocation
Citibank, N.A.	$285,000,000
Bank of America, N.A.	$285,000,000
Bank of Montreal	$285,000,000
BNP Paribas	$285,000,000
JPMorgan Chase Bank, N.A.	$285,000,000
The Bank of Nova Scotia	$285,000,000
The Toronto-Dominion Bank, New York Branch	$285,000,000
Australia and New Zealand Banking Group Limited	$215,000,000
Banco Santander, S.A., New York Branch	$215,000,000
Goldman Sachs Bank USA	$215,000,000
Morgan Stanley Bank, N.A.	$215,000,000
PNC Bank, National Association	$215,000,000
Royal Bank of Canada	$215,000,000
Westpac Banking Corporation	$215,000,000
MUFG Bank, Ltd.	$125,000,000
National Bank of Canada	$125,000,000
Standard Chartered Bank	$125,000,000
U.S. Bank National Association	$125,000,000
TOTAL:	$4,000,000,000

SCHEDULE 2.06

EXISTING LETTERS OF CREDIT

None.

SCHEDULE 3.06

DISCLOSED MATTERS

Cadia mine site

Cadia Holdings Pty Ltd. (“Cadia Holdings”) is a wholly owned subsidiary of Newcrest, which was acquired by Newmont in November 2023. The mine site is subject to regulations by the New South Wales Environment Protection Authority (the “NSW EPA”). During the quarter ended June 2023, the NSW EPA issued variations to its Environment Protection License (“EPL”), a Prevention Notice and Notices to Provide Information regarding the management of, and investigation into potential breaches relating to, dust emissions and other air pollutants from Cadia Holdings’ tailings storage facilities and ventilation rises. The license variations largely formalized the actions Cadia Holdings had developed in consultation with the NSW EPA and was already undertaking across a range of measures. Cadia Holdings received a letter from the NSW EPA in June 2023 requiring it to immediately comply with specific statutory requirements and EPL conditions. Adjustments were implemented underground, including a reduction in mining rates, modifications to the ventilation circuit and the installation of additional dust sprays and spray curtains. Additional dust collection units were subsequently installed enabling normal mining rates to be restored.

In August 2023, the NSW EPA commenced proceedings in the Land and Environment Court of NSW (the “NSW Land and Environment Court”) against Cadia Holdings, alleging that air emissions from Cadia on or about March 1, 2022 exceeded the standard of concentration for total solid particles permitted under applicable laws due to the use of surface exhaust fans at the mine. On September 29, 2023, Cadia Holdings entered a plea of guilty and the NSW Land and Environmental Court listed the case for a sentencing hearing on March 28, 2024. On October 13, 2023, the NSW EPA commenced additional proceedings in the NSW Land and Environment Court against Cadia Holdings, alleging two additional contraventions of applicable air emissions requirements between November 3 and 5, 2021 and May 24 and 25, 2023 and two contraventions related to alleged air pollution from tailings storage facilities on October 13 and 31, 2022. On November 24, 2023, Cadia Holdings entered a plea of guilty to the two additional charges relating to applicable air emissions requirements and the NSW Land and Environmental Court listed the case for a sentencing hearing on March 28, 2024. The proceedings related to alleged air pollution from Cadia Holdings’ tailings storage facilities are adjourned for further directions on February 23, 2024. The NSW EPA’s investigation regarding the management of air emissions from the mine is ongoing.

While no specific relief has been sought by the NSW EPA in its proceeding against Cadia Holdings before the NSW Land and Environmental Court, the court can impose penalties.

SCHEDULE 3.11

DISCLOSURE

None.

SCHEDULE 3.13

SUBSIDIARIES

(see attached)

SCHEDULE 5.10

POST-CLOSING UNDERTAKINGS

Within 5 Business Days after the Effective Date, the Borrower shall have, or shall have caused Newcrest Mining Limited or any Subsidiary or Affiliate thereof that is party to such agreements to have, repaid in full all outstanding loans and terminated all outstanding commitments under each of the loan facility agreements set forth below:

1)	Loan Facility Agreement, dated as of September 12, 2012 (as amended, restated, supplemented and/or otherwise modified from time to time, including pursuant to that certain amendment and restatement deed, dated as of June 1, 2023), by and among, inter alios, Newcrest Finance Pty Limited, as borrower, and Westpac Banking Corporation, as financier.

2)	Loan Facility Agreement, dated as of July 31, 2018 (as amended, restated, supplemented and/or otherwise modified from time to time, including pursuant to that certain amendment and restatement deed, dated as of June 1, 2023), by and among, inter alios, Newcrest Finance Pty Limited, as borrower, and The Bank of Nova Scotia, Australia Branch, as financier.

3)	Loan Facility Agreement, dated as of September 12, 2012 (as amended, restated, supplemented and/or otherwise modified from time to time, including pursuant to that certain amendment and restatement deed, dated as of June 1, 2023), by and among, inter alios, Newcrest Finance Pty Limited, as borrower, and Royal Bank of Canada, as financier.

4)	Loan Facility Agreement, dated as of September 12, 2012 (as amended, restated, supplemented and/or otherwise modified from time to time, including pursuant to that certain amendment and restatement deed, dated as of June 1, 2023), by and among, inter alios, Newcrest Finance Pty Limited, as borrower, and National Bank Australia Ltd., as financier.

5)	Loan Facility Agreement, dated as of September 12, 2012 (as amended, restated, supplemented and/or otherwise modified from time to time, including pursuant to that certain amendment and restatement deed, dated as of June 1, 2023), by and among, inter alios, Newcrest Finance Pty Limited, as borrower, and MUFG Bank, Ltd., as financier.

6)	Loan Facility Agreement, dated as of September 12, 2012 (as amended, restated, supplemented and/or otherwise modified from time to time, including pursuant to that certain amendment and restatement deed, dated as of June 1, 2023), by and among, inter alios, Newcrest Finance Pty Limited, as borrower, and JPMorgan Chase N.A., as financier.

7)	Loan Facility Agreement, dated as of January 14, 2018 (as amended, restated, supplemented and/or otherwise modified from time to time, including pursuant to that certain amendment and restatement deed, dated as of June 1, 2023), by and among, inter alios, Newcrest Finance Pty Limited, as borrower, and Industrial and Commercial Bank of China (ICBC) Limited, Sydney Branch, as financier.

8)	Loan Facility Agreement, dated as of September 12, 2012 (as amended, restated, supplemented and/or otherwise modified from time to time, including pursuant to that certain amendment and restatement deed, dated as of June 1, 2023), by and among, inter alios, Newcrest Finance Pty Limited, as borrower, and The Hongkong and Shanghai Banking Corporation Limited, Sydney Branch, as financier.

9)	Loan Facility Agreement, dated as of September 12, 2012 (as amended, restated, supplemented and/or otherwise modified from time to time, including pursuant to that certain amendment and restatement deed, dated as of June 1, 2023), by and among, inter alios, Newcrest Finance Pty Limited, as borrower, and Credit Suisse AG, Sydney Branch, as financier.

10)	Loan Facility Agreement, dated as of July 31, 2018 (as amended, restated, supplemented and/or otherwise modified from time to time, including pursuant to that certain amendment and restatement deed, dated as of June 1, 2023), by and among, inter alios, Newcrest Finance Pty Limited, as borrower, and Canadian Imperial Bank of Commerce, as financier.

11)	Loan Facility Agreement, dated as of September 12, 2012 (as amended, restated, supplemented and/or otherwise modified from time to time, including pursuant to that certain amendment and restatement deed, dated as of June 1, 2023), by and among, inter alios, Newcrest Finance Pty Limited, as borrower, and Bank of America N.A., Australian Branch, as financier.

12)	Loan Facility Agreement, dated as of September 12, 2012 (as amended, restated, supplemented and/or otherwise modified from time to time, including pursuant to that certain amendment and restatement deed, dated as of June 1, 2023), by and among, inter alios, Newcrest Finance Pty Limited, as borrower, and Barclays Bank PLC, as financier.

13)	Loan Facility Agreement, dated as of September 12, 2012 (as amended, restated, supplemented and/or otherwise modified from time to time, including pursuant to that certain amendment and restatement deed, dated as of June 1, 2023), by and among, inter alios, Newcrest Finance Pty Limited, as borrower, and Australia and New Zealand Banking Group Limited, as financier.

SCHEDULE 6.02

EXISTING LIENS

The Liens securing the following Indebtedness are in existence on the Effective Date:

Lease description	Commencement Date	Maturity Date	Lease liability on 12/31/2020
Tanami - Gas Pipeline & Power Station	15/Feb/19	14/Jan/29	$202.58 million
Intergen – Powerline (Penasquito; acquired with Goldcorp)	18/Apr/19	31/Jul/35	$336.32 million

EXHIBIT A

[FORM OF] ASSIGNMENT AND ACCEPTANCE

Reference is made to the Amended and Restated Credit Agreement, dated as of February 15, 2024 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Newmont Corporation, the Lenders from time to time party thereto and Citibank, N.A., as Administrative Agent. Capitalized terms used but not defined herein shall have the meanings specified in the Credit Agreement.

1.             The Assignor named below hereby sells and assigns, without recourse, to the Assignee named below and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the Commitments of the Assignor on the Assignment Date and the Loans owing to, and any Letters of Credit participated in by, the Assignor which are outstanding on the Assignment Date. The Assignor represents and warrants that it is the legal and beneficial owner of the interests being assigned by it hereunder and that such interests are free and clear of any Liens. The Assignee represents and warrants that it is not a Defaulting Lender or a Disqualified Lender and hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

2.             This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) to the extent required, any documentation required to be delivered by the Assignee pursuant to Section 2.17(f) of the Credit Agreement, (ii) if the Assignee is not already a Lender under the Agreement, an Administrative Questionnaire in the form provided by the Administrative Agent and (iii) unless otherwise waived by the Administrative Agent, a processing and recordation fee in the amount of $3,500.

3.             This Assignment and Acceptance and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment (“Assignment Date”):

Facility	Principal Amount Assigned (and identifying information as to individual Competitive Loans)	Percentage Assigned of Commitment (set forth, to at least percentage of the aggregate Commitments of all Lenders thereunder)
Commitment Assigned	$		%

Form of Assignment and Acceptance

Revolving Loans Assigned
Competitive Loans Assigned

The terms set forth herein are hereby agreed to:

, as Assignor,	Consented to (if required)[1]

NEWMONT CORPORATION,

by	by
Name:	Name:
Title:	Title:

1 Consent not required in the case of an assignment to a Lender or an Affiliate of a Lender or if an Event of Default under clauses (a), (b), (h) or (i) of Article VII (with respect to the Borrower) has occurred and is continuing.

Form of Assignment and Acceptance

, as Assignor,		Consented to (if required)

CITIBANK, N.A., as Administrative Agent

by		by
	Name:	Name:
	Title:	Title:

Consented to (if required):

[ ], as an Issuing Bank

by
Name:
Title:

Form of Assignment and Acceptance

EXHIBIT B

[FORM OF] ASSUMPTION AGREEMENT

[name of surviving corporation], a ______ corporation (the “Surviving Corporation”), the [surviving corporation of the merger of Newmont Corporation, a Delaware corporation (the “Company”), with and into the Surviving Corporation][the transferee of all or substantially all of the assets of Newmont Corporation, a Delaware corporation (the “Company”)], hereby expressly assumes all rights, obligations and liabilities of the Company under the Amended and Restated Credit Agreement, dated as of February 15, 2024 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Lenders from time to time party thereto and Citibank, N.A., as Administrative Agent, and any promissory notes issued by the Company in connection therewith. From and after the date hereof, all references in the Credit Agreement and any such promissory notes to the Company (except historical references in the representations and warranties which should continue to apply to the Company) shall be deemed to be references to the Surviving Corporation, which shall hereafter be the Borrower for all purposes of the Credit Agreement and any such promissory notes.

IN WITNESS WHEREOF, the Surviving Corporation has caused its duly authorized officer to execute and deliver this Assumption Agreement as of _____, 20[ ] which is the date of the [merger][transfer] referred to above.

[NAME OF SURVIVING CORPORATION]

By
Name:
Title:

B-1

Form of Assumption Agreement

EXHIBIT C-1

[FORM OF] U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Amended and Restated Credit Agreement, dated as of February 15, 2024 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Newmont Corporation, the Lenders from time to time party thereto and Citibank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) all interest payments made under any Loan Document are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on Internal Revenue Service (“IRS”) Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the applicable Administrative Agent in writing and deliver promptly to the Borrower and the applicable Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the applicable Administrative Agent) or promptly notify the Borrower and the applicable Administrative Agent in writing of its inability to do so, and, (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: _________ __, 20[ ]

Form of U.S. Tax Certificate

EXHIBIT C-2

[FORM OF] U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Amended and Restated Credit Agreement, dated as of February 15, 2024 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Newmont Corporation, the Lenders from time to time party thereto and Citibank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) all interest payments made under any Loan Document are not effectively connected with the undersigned’s or its partners’/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Code (“IRS”) Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the applicable Administrative Agent in writing and deliver promptly to the Borrower and the applicable Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the applicable Administrative Agent) or promptly notify the Borrower and the applicable Administrative Agent in writing of its inability to do so and (2) the undersigned shall have at all times furnished the Administrative Agent and the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: _________ __, 20[ ]

Form of U.S. Tax Certificate

EXHIBIT C-3

[FORM OF] U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Amended and Restated Credit Agreement, dated as of February 15, 2024 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Newmont Corporation, the Lenders from time to time party thereto and Citibank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) all interest payments made under any Loan Document are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person (as defined in Section 7701(a)(30) of the Code) status on Internal Revenue Service (“IRS”) Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: _________ __, 20[ ]

Form of U.S. Tax Certificate

EXHIBIT C-4

[FORM OF] U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Amended and Restated Credit Agreement, dated as of February 15, 2024 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Newmont Corporation, the Lenders from time to time party thereto and Citibank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) all interest payments made under any Loan Document are not effectively connected with the undersigned’s or its partners’/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with Internal Revenue Service (“IRS”) Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: _________ __, 20[ ]

Form of U.S. Tax Certificate

EXHIBIT D

[FORM OF] AMENDED AND RESTATED GUARANTEE AGREEMENT

[FORM OF] AMENDED AND RESTATED GUARANTEE AGREEMENT, dated as of February 15, 2024 (as amended, restated, supplemented and/or otherwise modified from time to time, this “Agreement”), between NEWMONT USA LIMITED (the “Guarantor”) and CITIBANK, N.A., as Administrative Agent.

Reference is made to the Amended and Restated Credit Agreement, dated as of February 15, 2024 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Newmont Corporation (the “Borrower”), the Lenders from time to time party thereto and Citibank, N.A., as Administrative Agent (the “Administrative Agent”).

The Borrower is party to the Credit Agreement, dated as of April 4, 2019 (as amended by the First Amendment, dated as of March 30, 2021, as amended by the Second Amendment, dated as of April 14, 2023, and as further amended, restated, amended and restated, supplemented and/or otherwise modified prior to the date hereof, the “Existing Credit Agreement”).

The Borrower, the Guarantor party to the Existing Guarantee Agreement (as defined below), the lenders party to the Existing Credit Agreement, and the Administrative Agent have agreed to amend and restate the Guarantee Agreement, dated as of April 4, 2019, made by the Guarantor party thereto in favor of the Administrative Agent for the benefit of the lenders party to the Existing Credit Agreement (the “Existing Guarantee Agreement”) in its entirety in the form of this Agreement.

The Lenders have agreed to extend credit to the Borrower under, and subject to the terms and conditions set forth in, the Credit Agreement. The Guarantor will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and is willing to execute and deliver this Agreement in order to induce the Lenders to continue to extend such credit. Accordingly, the parties hereto agree as follows:

SECTION 1.      Definitions. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.

(b) The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement.

SECTION 2.      Guarantee. (a) The Guarantor hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the Obligations of the Borrower. The Guarantor further agrees that the due and punctual payment of the Obligations of the Borrower may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any Obligation.

Notwithstanding anything to the contrary contained herein, the obligations of the Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code, as amended, or any comparable provisions of any other similar applicable federal, state or other law.

(b) The Guarantor waives presentment to, demand of payment from and protest to the Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Guarantor hereunder shall not be affected by (i) the failure of any Lender to assert any claim or demand or to enforce any right or remedy against the Borrower under the provisions of this Agreement, any Loan Document or otherwise; (ii) any extension or renewal of any of the Obligations; (iii) except as set forth in Section 17 hereof, any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement or any Loan Document or other agreement; (iv) the failure or delay of any Lender to exercise any right or remedy against any other guarantor of the Obligations; (v) the failure of any Lender to assert any claim or demand or to enforce any remedy under any Loan Document or any other agreement or instrument; (vi) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (vii) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity or which would impair or eliminate any right of the Guarantor to subrogation.

Form of Guarantee Agreement

(c)            The Guarantor further agrees that its guarantee hereunder constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Lender to any balance of any deposit account or credit on the books of any Lender in favor of the Borrower or any Subsidiary or any other Person.

(d)            The obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason other than the indefeasible payment in full in cash of the Obligations or as otherwise provided in Section 17 hereof, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise.

(e)            The Guarantor further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be (unless the Guarantor is otherwise released in accordance with Section 17(b)(i) hereof), if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Lender upon the bankruptcy or reorganization of the Borrower or otherwise.

(f)            In furtherance of the foregoing and not in limitation of any other right which any Lender may have at law or in equity against the Guarantor by virtue hereof, upon the failure of the Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Guarantor hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Lenders in cash an amount equal to the unpaid principal amount of such Obligation.

(g)            Upon payment in full by the Guarantor of any Obligation of the Borrower, each Lender shall, in a reasonable manner, assign to the Guarantor the amount of such Obligation owed to such Lender and so paid, such assignment to be pro tanto to the extent to which the Obligation in question was discharged by the Guarantor, or make such disposition thereof as the Guarantor shall direct (all without recourse to any Lender and without any representation or warranty by any Lender). Upon payment by the Guarantor of any sums as provided above, all rights of the Guarantor against the Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by the Borrower to the Lenders (it being understood that, after the discharge of all the Obligations due and payable from the Borrower, such rights may be exercised by the Guarantor notwithstanding that the Borrower may remain contingently liable for indemnity or other Obligations).

SECTION 3      Additional Agreements. Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable under the Credit Agreement have been paid in full and all Letters of Credit have expired or been terminated and all LC Disbursements shall have been reimbursed, the Guarantor covenants and agrees with the Administrative Agent for the benefit of the Lenders that it will be bound by each of the covenants contained in the Credit Agreement to the extent applicable to the Guarantor.

SECTION 4.      Information. The Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that the Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender will have any duty to advise the Guarantor of information known to it or any of them regarding such circumstances or risks.

[Form of] Guarantee Agreement

SECTION 5. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to the Guarantor shall be given to it in care of the Borrower as provided in Section 9.01 of the Credit Agreement.

SECTION 6.      Survival of Agreement. All covenants, agreements, representations and warranties made by the Guarantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any Loan Document shall be considered to have been relied upon by the Administrative Agent and shall survive the execution and delivery of this Agreement, the Loan Documents and the making of any Loans, regardless of any investigation made by the Administrative Agent or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or LC Disbursement or any fee or any other amount payable under any Loan Document is outstanding and unpaid and so long as the Commitments have not expired or been terminated and so long as any Letter of Credit has not expired or been terminated.

SECTION 7. Binding Effect; Several Agreement. (a) This Agreement shall become effective when a counterpart hereof executed on behalf of the Guarantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent.

(b) Following the effectiveness of this Agreement, this Agreement shall be binding upon the Guarantor and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of the Guarantor, the Administrative Agent and the Lenders and their respective successors and assigns, except that the Guarantor shall not have the right to assign or transfer any of its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement.

SECTION 8.      Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Guarantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 9.      Administrative Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.03 of the Credit Agreement.

[Form of] Guarantee Agreement

(b) The Guarantor agrees to indemnify the Administrative Agent and the other Indemnitees against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (but limited, in the case of legal fees and expenses, to the documented fees, charges and disbursements of one counsel for the Indemnitees, taken as a whole, and, if necessary, one local counsel in any applicable material jurisdiction plus one additional counsel (and one additional local counsel in each applicable material jurisdiction) for each of the parties taken as a whole who are similarly situated in the event any Indemnitee shall have reasonably determined, or been advised by counsel, that there are or may be conflicts of interest, including situations in which one or more legal defenses available to it are different from or in addition to those available to any other Indemnitee), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating to any of the foregoing or to any agreement or instrument contemplated hereby, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or the Borrower or any Affiliate of the Borrower); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or any Related Party of such Indemnitee) or, solely in the case of a claim initiated by the Borrower, material breach of such Indemnitee’s obligations under this Agreement or (ii) arise out of disputes solely among Indemnitees and not arising out of any act or omission by the Borrower or any of its Subsidiaries (other than any disputes against the Administrative Agent in its capacity as such).

(c) Any such amounts payable as provided hereunder shall be additional Obligations. The provisions of this Section 9 shall remain operative and in full force and effect regardless of the termination of this Agreement or any Loan Document (other than as provided in Section 17(b)(i) hereof), the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 9 shall be payable on written demand therefor.

SECTION 10. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 11. Waivers; Amendment. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 11, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in similar or other circumstances.

(b)            Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into between the Administrative Agent and the Guarantor with respect to which such waiver, amendment or modification is to apply, subject to the consent of the Required Lenders.

SECTION 12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Form of] Guarantee Agreement

SECTION 13. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 14. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 7. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic means shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 15. Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 16. Jurisdiction; Consent to Service of Process. (a) The Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any Loan Document against the Guarantor or its properties in the courts of any jurisdiction.

(b)            The Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Loan Document in any court referred to in paragraph (a) of this Section 16. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5. Nothing in this Agreement or any Loan Document will affect the right of either party to this Agreement to serve process in any other manner permitted by law.

SECTION 17. Termination; Release of Guarantor. (a) This Agreement and the guarantees set forth herein shall terminate when all the Obligations have been paid in full and the Lenders have no further commitment to lend under the Credit Agreement.

(b) In the event that (i) all the equity interests in the Guarantor are sold, transferred or otherwise disposed of to a Person other than the Borrower or its Subsidiaries in a transaction permitted under the Credit Agreement or (ii) the Guarantor shall no longer guarantee any Material Indebtedness of the Borrower, the Administrative Agent shall, in each case, at the Borrower’s expense, promptly take such action and execute such documents as the Borrower may reasonably request to terminate the guarantee of the Guarantor hereunder.

[Form of] Guarantee Agreement

SECTION 18. Right of Setoff. If the Loans shall have become due and payable, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Guarantor against any of and all the obligations of the Guarantor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 18 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 19. Amendment and Restatement. This Agreement amends and restates the Existing Guarantee Agreement in its entirety. The obligations of the Guarantor under the Existing Guarantee Agreement and the guarantee by the Guarantor under the Existing Guarantee Agreement shall continue under this Agreement, and shall not in any event be terminated, extinguished, or annulled, but shall hereafter be governed by this Agreement.

[Signature Page follows]

[Form of] Guarantee Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

NEWMONT USA LIMITED,

By:
Name:
Title:

CITIBANK, N.A., as Administrative Agent,

By:
Name:
Title:

EXHIBIT E

[FORM OF]

MATURITY DATE EXTENSION REQUEST

[Date]

Citibank, N.A.

1615 Brett Road, Building #3
New Castle, Delaware 19720
Fax No. (646) 274-5080

Attention: Bank Loan Syndications

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of February 15, 2024 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Newmont Corporation, the Lenders from time to time party thereto and Citibank, N.A., as Administrative Agent. Capitalized terms used but not defined herein shall have the meanings specified in the Credit Agreement. In accordance with Section 2.21 of the Credit Agreement, the undersigned hereby requests [(i)] an extension of the Maturity Date from [●], 20[ ] to [●], 20[ ], [(ii) the following changes to the Applicable Rate to be applied in determining the interest payable on Loans of, and fees payable hereunder to, Consenting Lenders in respect of that portion of their Commitments extended to such new Maturity Date, which changes shall become effective on [●I, 20[ ] [and] [(iii) the amendments to the terms of the Credit Agreement set forth below, which amendments shall become effective on [●], 20[ ]:

[●]

NEWMONT CORPORATION, as Borrower,

By:
Name:
Title:

E-1

EXHIBIT E

The undersigned consents to the requested amendments to the terms of the Credit Agreement and the requested extension of the Maturity Date. The maximum amount of the Commitment of the undersigned with respect to which the undersigned agrees to the amendments to the terms of the Credit Agreement and the extension of the Maturity Date is set forth under its signature.

Name of Institution:

by

Name:
Title:

For any Institution requiring a second signature line:

by

Name:
Title:

E-2

EXHIBIT E